Exhibit 2a.2

LUNA AZUL DEVELOPMENT FUND, LLC
(a Delaware Limited Liability Company)

Limited Liability Company Agreement

November 1, 2015

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		5
1.1	Definitions	5

ARTICLE II FORMATION AND PURPOSE		12
2.1	Formation	12
2.2	Name	12
2.3	Principal Office	13
2.4	Registered Agent and Office	13
2.5	Business of the Company	13
2.6	Term	13
2.7	Execution and Filing of Amendments to the Certificate	13
2.8	Governing Act; Powers	14
2.9	Other Qualifications	14

ARTICLE III MEMBERS AND CAPITAL CONTRIBUTIONS		14
3.1	Authorized Capital	14
3.2	Classes of Units	14
3.3	Initial Capitalization; The Offering	14
3.4	Authorization and Issuance of Additional Units	16
3.5	Rights Regarding Capital Contributions	17
3.6	Deficit Capital Accounts	17
3.7	Capital Accounts	17
3.8	Failure of Unit Holders to Honor Capital Assessments	18

ARTICLE IV ALLOCATIONS OF PROFITS AND LOSSES		20
4.1	Allocations of Net Income and Net Loss	20
4.2	Special Allocations	22
4.3	Other Allocation Rules	22
4.4	Distributions	22
4.5	Distribution Limitations	23
4.6	Withholding	23
4.7	Distributions of Assets in Kind	23
4.8	Tax Distributions	23

ARTICLE V [Intentionally Blank]		23

ARTICLE VI MANAGEMENT		23
6.1	Authority of Manager	23
6.2	Rights and Duties of Manager	24
6.3	Limitations Upon the Manager's Authority	26
6.4	Delegation of Authority	27
6.5	Reliance by Third Parties	27
6.6	Obligations of Manager; Other Activities of Manager	27
6.7	Conflicts of Interest; Affiliated Transactions	27
6.8	Related Party Transactions	28
6.9	Loans From Manager and Affiliates	29
6.10	Consideration of Separate Circumstances	30
6.11	Assignment or Withdrawal by Manager	30

6.12	Buy-Out of Withdrawn Manager's Profit Interest	32
6.13	Co-Investments with Others	34
6.14	Acquisition Expenses	35

ARTICLE VII RIGHTS AND OBLIGATIONS OF MEMBERS		35
7.1	Liability of Member	35
7.2	Voting Rights	35
7.3	Member Meetings	35
7.4	Approval of Certain Matters	36
7.5	Voting on Amendments	36
7.6	Inspection of Books and Records	38

ARTICLE VIII LIMITATION ON LIABILITIES; INDEMNIFICATION		38
8.1	Limitation on Liabilities	38
8.2	Indemnification	39

ARTICLE IX TAX MATTERS		41
9.1	Tax Matters Member	41

ARTICLE X BOOKS, RECORDS, REPORTS AND BANK ACCOUNTS		42
10.1	Books and Records	42
10.2	Fiscal Year	42
10.3	Tax and Financial Reports	42

ARTICLE XI DISSOLUTION, LIQUIDATION AND TERMINATION		43
11.1	Events Causing Termination	43
11.2	Actions of Members	43
11.3	Deferred Liquidation	44
11.4	Distribution in Case of Termination	44
11.5	Clawback Provision	44
11.6	No Obligation to Restore Negative Capital Account Balance Upon Liquidation	45
11.7	Right of Unit Holder Upon Liquidation	45
11.8	Members' Intent	45

ARTICLE XII TRANSFER OF UNITS		46
12.1	General Restriction	46
12.2	Authorized Transfers	46
12.3	Conditions to Transfer	46
12.4	Rights and Obligations of Transferee	47
12.5	Effectiveness of Transfers	48
12.6	Admission of Transferee as Member	48
12.7	Attempted Transfers in Violation of Transfer Restrictions	48
12.8	Withdrawal of Members or Unit Holders	48

ARTICLE XIII DISPUTE RESOLUTION		48
13.1	Disputes	48
13.2	Negotiation	49
13.3	Arbitration	49

ARTICLE XIV GENERAL PROVISIONS		50
14.1	Notices	50
14.2	Heirs, Successors and Assigns	50
14.3	Creditors; No Third Party Beneficiaries	50
14.4	Rights and Remedies Cumulative	50
14.5	Execution of Additional Instruments	50
14.6	Applicable Law	51
14.7	Power of Attorney	51
14.8	Applications, etc	51
14.9	Integration	51
14.10	Interpretation	52
14.11	Other Agreements	52
14.12	Counterparts; Facsimile	52
14.13	Severability of Provisions	52
14.14	Sponsor's Execution of Agreement	52

EXHIBITS

Exhibit A - Members' Capital Contributions/Units/Percentage Interests

Exhibit B – Form of Construction Management Services Agreement

LIMITED LIABILITY COMPANY AGREEMENT
OF
LUNA AZUL DEVELOPMENT FUND, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT is made, as of this 1st day of November, 2015, by and among LUNA AZUL DEVELOPMENT FUND, LLC, a Delaware limited liability company, L.A. MANAGEMENT, LLC, an Arizona limited liability company (the "Manager"), and those Persons whose names are set forth on Exhibit A to this Agreement (as amended from time to time) and who have executed this Agreement as a Member.  The parties agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions

For purposes of this Agreement, the following terms shall have the meanings set forth below, except as otherwise specified or as the context may otherwise require:

"Additional Units" means any additional units of limited liability company interest that the Manager is authorized to offer and sell beyond those contemplated in Sections 3.2 and 3.3, authorized in accordance with the terms of Section 3.4.

"Affiliate" means, with respect to any Person, another Person directly or indirectly controlling, controlled by or under common control with such specified Person.  For purpose of this definition, the terms "control", "controlled by" or "under common control with" means (a) possession of 50% or more of the voting rights of the specified Person or the right to appoint a majority of the managers or directors of the specified Person or (b) the direct or indirect beneficial ownership of 50% or more of any equity of the specified Person. Notwithstanding the foregoing, in no event shall the term "Affiliate" mean a partner or member, in their capacity as such, of a Person in which any of the following are also a partner or member:  (i) the Manager, (ii) the Sponsor, (iii) the Company or (iv) any member or shareholder of the Manager, the Sponsor or the Company, unless such person would otherwise have been an Affiliate as provided for in the first sentence of this definition.

"Agreement" means this Limited Liability Company Agreement, as amended from time to time.

"Capital Account(s)" means the individual account(s) maintained by the Company with respect to each Unit Holder as provided in Section 3.7 of this Agreement.

"Capital Assessment" means, with respect to each Unit Holder, an assessment against such Unit Holder to contribute capital to the Company, in the amount set forth in a Capital Assessment
Notice from the Manager pursuant to Section 3.3(g), and further subject to the restrictions of Section 3.2(j), to satisfy such Unit Holder's Capital Contribution Commitment to the Company in respect to the number of Units held by the Unit Holder.

"Capital Assessment Notice" means any notice sent by the Manager pursuant to Section 3.2(g) requesting the Unit Holders to make additional Capital Contributions to the Company in respect to their Units.

"Capital Contribution(s)" means any contribution to the capital of the Company, whenever made, in cash or in property other than money.  For purposes of this Agreement, the value of a Capital Contribution shall be the amount of contributed cash or the Gross Asset Value of contributed property (prior to the deduction, in either case, of any selling commissions or offering expenses related to such contributions), computed net of any liabilities to which such contributed property is subject or being assumed by the Company when such property is contributed to it; provided, further, that with respect to any contributed property, other than money, the Gross Asset Value, net of liabilities to which contributed property is subject or being assumed by the Company, shall be determined by the contributing Member and the Manager.

"Capital Contribution Commitment" means, with respect to each of the Units offered under Section 3.2, the irrevocable commitment of the Unit Holder to contribute to the Company up to $25,000 per Unit as required by Section 3.2.

"Cause" means, with respect to the Manager, (i) gross negligence or the willful and repeated failure of the Manager in performance of its duties under this Agreement, where such actions or failures to act have a material adverse effect upon the Company, and (ii) the failure of the Manager to cure, in all material respects the consequences of such actions or failures to act within 30 days after a written demand notice to the Manager submitted by Members acting by a Disinterested Two-Thirds Vote pursuant to Section 6.11(g) (the "Demand Letter") or, if such cure cannot be reasonably effectuated within such period, the failure of Manager to commence such cure within such 30-day period, and to diligently prosecute the cure to completion within 120 days from the submission of the Demand Letter.

"Certificate of Formation" means the certificate of formation filed with the Secretary of State of the State of Delaware in order to form the Company, as amended from time to time.

"Class" means a particular class of Units having such rights, preferences and obligations as set forth in this Agreement or amendment or addendum thereto.

"Class A Member" means a Member holding Class A Units.

"Class B Member" means a Member holding Class B Units.

"Class A Percentage Interest" means, with respect to a Class A Member as of a given date, that percentage obtained by dividing the total number of Class A Units owned by such Member by the total number of Class A Units issued and outstanding.

"Class B Percentage Interest" means, with respect to a Class B Member as of a given date, that percentage obtained by dividing the total number of Class B Units owned by such Member by the total number of Class B Units issued and outstanding.

"Class A Preferred Return" means, with respect to each Class A Member, an amount calculated like simple interest and accrued each day at a rate equal to eight percent (8.0%) per annum (computed on the basis of a 360-day year of twelve 30-day months), on the average daily balance of the aggregate amount of that Class A Member’s Unreturned Capital Contributions commencing on the Closing Date.

“Closing Date” means the date on which subscription funds shall be released to the Company (from the Company’s bank account into which subscription funds are deposited during the Offering) and subscribers are admitted as Members.

"Code" means the United States Internal Revenue Code of 1986, as amended.  All references to the Code or any regulations adopted under the Code, including Regulations or temporary Regulations, are references to the Code or such regulations as they are in effect on the date of this Agreement.

"Company" means the Delaware limited liability company formed and governed by this Agreement, and any successor entity.  The Company may acquire its interest in the Properties through one or more Special Purpose Entities.  Therefore, whenever this Agreement refers to the Company's interest in a Property, it shall be understood to refer to the Company's interest in such Property, whether such interest is held directly by the Company or indirectly through a Special Purpose Entity.

"Construction Management Agreement" means the Construction Management Services Agreement between the Company and the Sponsor, pursuant to which the Sponsor will serve as the developer and manager for such Property.

“Deficit Amount" has the meaning assigned to that term in Section 11.5.

"Delaware Act" means the Delaware Limited Liability Company Act, Del. Code Ann. Title 6, §§ 18-101 to 18-1109, as amended from time to time, and any successor or replacement legislation.

"Disinterested Majority Vote" means the affirmative vote of Members holding more than 50% of the Percentage Interests held by all of the Class A Members excluding, however, the Percentage Interests of Class A Units held, if any, by the Manager.

"Disinterested Two-Thirds Vote" means the affirmative vote of Class A Members holding at least 66-2/3% of the Percentage Interests held by all of the Class A Members excluding, however, the Percentage Interests of Class A Units held, if any, by the Manager.

"Distribution" means a distribution made by the Company to a Unit Holder, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise; provided that none of the following shall be a Distribution: (a) any redemption or repurchase by the Company of any Units, (b) any recapitalization or exchange of securities of the Company, (c) any subdivision (by split or otherwise) or any combination (by reverse split or otherwise) of any outstanding Units or (d) any fees or remuneration paid to any Unit Holder in such party's capacity as a manager, officer, employee, consultant or other provider of services to the Company.

“Estimated Tax Amount” means, with respect to any Member for any fiscal year, the excess, if any, of (a) the cumulative assumed tax liability of such Member as of such fiscal year (as determined by the Manager), over (b) the amount of distributions made to such Member pursuant to Section 4.4(c) during such fiscal year and all prior fiscal years plus the amount of distributions made to such Member pursuant to Section 4.8 with respect to all prior fiscal years.

"Final Closing" means the last date on which the Manager admits as Members Persons who are purchasing some of the Units which are being offered by the Company as a part of the Offering.

"Fiscal Year" means the calendar year.

"Fully-Invested" occurs, with respect to the Company, when each of the following two conditions has been satisfied:  (i) the Company has called not less than 75% of the Capital Contributions that the Unit Holders are required to make pursuant to their Capital Contribution Commitments and (ii) the Company has terminated the Offering because it does not intend to offer any more Units pursuant to Section 3.3.

"Gross Asset Value" means, with respect to any Company asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)           The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the contributing Member and with the approval of the Manager;

(b)           In order to preserve the economic interests of each Member in the Company, the Manager may (but shall not be required to) adjust the Gross Asset Values of all Company assets to equal their respective gross fair market values, as determined by the Manager, immediately prior to the following times:  (i) the acquisition of additional Units in the Company by any new or existing Member for more than a de minimis Capital Contribution, (ii) the distribution by the Company to a Member of more than a de minimis amount of Company property, (iii) the withdrawal of a Member, and (iv) the liquidation of the Company;

(c)           The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this item (c) to the extent an adjustment is made at that time pursuant to item (a) or (b) of this definition; and

(d)           The Gross Asset Value of any Company asset distributed in kind to any Member pursuant to Section 4.7 shall be adjusted to equal its gross fair market value, as determined by the Manager on the date of distribution.

"Investment Period" means the period commencing upon the date of the Memorandum and ending 12 months following the Final Closing.

"Involuntary Transfer" means, with respect to the Manager, any one of the following events:

(a)           the filing of a valid petition of voluntary or involuntary bankruptcy, or the insolvency of the Manager, unless such petition is dismissed with prejudice, or such insolvency is cured, within 30 days;

(b)           receipt by the Manager of notice of a public, private or judicial sale of all or any part of its interest in the Company as a Manager to satisfy a judgment against or other indebtedness of the Manager, unless such judgment is satisfied and such proposed sale is canceled or otherwise prevented by binding legal process prior to the earlier of (i) five days prior to the proposed date of such sale or (ii) 30 days after the date of such notice;

(c)           attachment or garnishment of all or any part of the Manager's interest in the Company as a Manager or an assignment of all or any part of such interest for the benefit of any creditor of the Manager; and

(d)           the entry of a judgment or final determination in any legal proceeding or process by which the Manager's interest in the Company as a Manager is required to be transferred, unless such judgment or determination is stayed, vacated or reversed prior to the earlier of (i) five days prior to the proposed date of such Transfer or (ii) 30 days after the date of such judgment or determination.

"Majority Vote" means the affirmative vote of the Class A Members holding greater than 50% of all Percentage Interests held by the Class A Members.

"Manager" means the Member designated as the Manager under Section 6.2(a) or any successor Manager designated under Section 6.11.  The initial Manager shall be L.A. Management, LLC, an Arizona  limited liability company.

"Member" means the Manager and each Person admitted as a Member pursuant to the terms of this Agreement.  Initially, there will be two classes of Members: Class A Members, who will hold Class A Units; and Class B Members who will hold Class B Units.

"Memorandum" means the Confidential Private Placement Memorandum of the Company, together with all summaries, amendments, supplements and exhibits thereto, prepared in connection with the offering and sale of the Units which are part of the Offering.

"Net Income" and "Net Loss" mean, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a)           Any income of the Company that is exempt from federal income tax shall be added to such taxable income or loss;

(b)           Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i) shall be subtracted from such taxable income or loss;

(c)           If the Gross Asset Value of any Company asset is adjusted upon the occurrence of certain events as provided in this Agreement, the amount of such adjustment shall be treated as gain or loss arising from the disposition of such asset for purposes of computing Net Income or Net Losses and adjusting the balance of each Member’s Capital Account;

(d)           Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of the asset differs from its Gross Asset Value; and

(e)           Notwithstanding any other provision herein, any items of income, gain, loss or deduction specially allocated pursuant to Article IV shall not be taken into account in computing Net Income or Net Losses.

(f)           To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Code Section 734(b) or Code Section 743(b), is required, pursuant to Section 1.704-1(b)(2)(iv)(m)(4) of the Regulations, to be taken into account in determining Capital Accounts, as a result of a Distribution other than in liquidation of a Unit Holder's interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses.

"Offering" means the offering of up to 200 Class A Units of limited liability company interest in the Company, at a purchase price of $25,000 per Unit, authorized by Section 3.3.

"Offering Period" means the period commencing upon the date of the Memorandum and ending September 30, 2016, unless extended by the Manager to a date no later than January 31, 2017.

"Organizational and Offering Expenses" means all expenses payable in connection with the organization of the Company and the Offering, including legal and accounting fees and expenses, fees and expenses incurred in connection with qualifying the Units for sale with state or federal securities regulatory agencies or obtaining exemptions from such qualification.

"Partially Adjusted Capital Account" means, with respect to any Unit Holder or Member and as to any Fiscal Year, the Capital Account of such Unit Holder or Member at the beginning of such Fiscal Year, adjusted for all contributions and Distributions during such year and all special allocations pursuant to Sections 4.2 and 4.3 with respect to such Fiscal Year before giving effect to any allocations of Profits and Losses for such Fiscal Year pursuant to Section 4.1.

“Percentage Interest” means, with respect to a Member as of a given date, that percentage obtained by dividing the total number or Units owned by such Member by the total number issued and outstanding.

"Permitted Temporary Investments" means United States government securities, certificates of deposit of United States banks, bank repurchase agreements covering securities of the United States government or governmental agencies, bankers' acceptances and commercial paper rated A-1 or better by Moody's Investor Service, Inc., money market funds and interest bearing time deposits in banks and thrift institutions.

“Person" means any natural person, partnership (whether general or limited and whether domestic or foreign), limited liability company, foreign limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or in any representative capacity.

"Prime Rate" means the prime rate published from time to time in the Money Rates section of The Wall Street Journal.

"Property" means each parcel of land (along with improvements thereon, if any) acquired by the Company or, in the event that the Company acquires a partial interest in such a property, such partial interest, in whatever form it may be held.  Any reference in this Agreement to a "Property" shall include the Property whether title thereto is held directly by the Company or by a Special Purpose Entity in which the Company has an equity interest.

"Reserves" means the funds set aside and held by the Company, in amounts determined by the Manager in its sole discretion exercised in good faith, to cover (a) expenses, liabilities and obligations of the Company that have accrued, but not yet been paid; and (b) future expenses, liabilities and obligations of the Company that may be accrued in the future (whether such are known, unknown, foreseeable, unforeseeable, certain or uncertain).

"Securities Act" means the Securities Act of 1933, as amended from time to time.

"Special Purpose Entity" means a limited liability company, partnership or other Person as to which the Company has more than 50% of the outstanding voting securities (subject to the allocation of control over certain decisions to any independent manager or director as a means of rendering such entity bankruptcy remote).  Such Special Purpose Entity may either own a Property directly or indirectly through a joint venture, partnership or other co-investment with others.

"Sponsor" means ECC Management, LLC, an Affiliate of the Manager.

"Target Amount" means, with respect to the Unit Holders and as of the date of the final Distributions to them under Section 11.4, the sum of:

(a)           the aggregate Capital Contributions made in respect to all Units offered and sold by the Company, less the aggregate amount, if any, of Capital Contributions that have been returned by the Company to the Unit Holders pursuant to Section 3.2(l); and

(b)           the total amount that has accrued as Preferred Returns on the Remaining Capital of the Unit Holders, as such amount varies from time to time, from the date of the sale of the first of the Units offered by the Company through the Distribution Date of the final Distributions to Unit Holders under Section 11.4.

"Termination Event" means an event described in Section 11.1 of this Agreement.

"Transfer" means any direct or indirect sale, exchange, transfer, assignment, gift, donation, bequest or other disposition of all or any portion of Units or any interest in the Company held by a Unit Holder.

"Treasury Regulations" means the income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

"Units" means an interest in the Company entitling the holder thereof to share in Distributions and to be allocated Profits and Losses as provided for in this Agreement.

(a)           “Class A Units” shall mean Units held by a Class A Member in his, her or its capacity as a Class A Member and shall be entitled to vote of matters presented to Members for approval.

(b)           “Class B Units” shall mean Units held by a Class B Member is his, her or its capacity as a Class B Member and shall not be entitled to vote on matters presented to Members for approval.

"Unit Holder" means any Person who holds of record one or more Units issued by the Company, whether or not such Unit Holder has been admitted to the Company as a Member in accordance with the terms of this Agreement.

"Unreturned Capital Contributions" means, with respect to a Class A Member, such Member’s aggregate Capital Contributions reduced, but not below zero, by distributions to such Member pursuant to Section 4.4(b).

"Withdrawal Event" means, with respect to the Manager, any withdrawal of such Manager from the Company, whether resulting from a Transfer of its interest permitted under Section 6.11(a), an unauthorized Transfer, an Involuntary Transfer, the removal of the Manager for Cause under Section 6.11(g) or otherwise.

"Withdrawn Manager" means any Manager ceasing to act in that capacity as a result of a Withdrawal Event.

ARTICLE II
FORMATION AND PURPOSE

2.1	Formation

The Certificate of Formation of the Company was filed with the Delaware Secretary of State on November 03, 2014.  The parties hereby ratify, confirm and approve the form and substance of the Certificate of Formation and all actions of the agents and organizers of the Company with respect to its formation.

2.2	Name

The name of the Company is "Luna Azul Development Fund, LLC." The Company may conduct its business under that name or such other trade names as the Manager may from time to time determine.

2.3	Principal Office

The initial principal office of the Company is located at 14550 N. Frank Lloyd Wright Blvd., Suite 200, Scottsdale, Arizona 85260.  The Company may relocate its place of business or establish other places of business as the Manager may from time to time determine.

2.4	Registered Agent and Office

The Company's registered agent for service of process and the registered office shall be as set forth in the Certificate of Formation.  The Manager may from time to time change the registered agent or the registered office through appropriate filings with the Delaware Secretary of State and without notice to the Members.  In the event the registered agent ceases to act as such for any reason or the registered office changes, the Manager shall promptly designate a replacement registered agent or file a notice of change of address, as the case may be.

2.5	Business of the Company

The business of the Company shall be:

(a)           to investigate, option, purchase, entitle, subdivide, permit, improve, market, construct, pre-sell any portion of, renovate, rehabilitate, repair, manage, operate, hold for investment and sell title to all or any portion of one or more communities of cottage homes throughout the United States;

(b)           to carry on any lawful business or activity that may be conducted by a limited liability company organized under the Delaware Act; and

(c)           to exercise all powers, rights and privileges incidental to the conduct of the Company's business that may be lawfully exercised by a limited liability company under the Delaware Act.

2.6	Term

The Company shall commence on the date the Certificate of Formation is filed in the office of the Delaware Secretary of State and shall continue thereafter through and including December 31, 2024 subject, however, to the right of the Manager, in its sole discretion, to extend the term through and including December 31, 2025; provided, however, that the Company is subject to earlier termination upon the occurrence of a Termination Event.  If the Manager elects to extend the term of the Company, it shall give notice of such election to Members, which notice must be mailed on or before December 31, 2024 to the Members at their addresses as then appearing on the Company's books and records.

2.7	Execution and Filing of Amendments to the Certificate

Whenever it is necessary or appropriate to amend or restate the Certificate of Formation, the Manager shall timely file an amended Certificate of Formation and shall do and continue to do all other things as may be required or advisable to maintain the Company as a limited liability company existing pursuant to Delaware law and as provided in this Agreement.  Each Member and Unit Holder hereby authorizes the Manager to prepare, execute and deliver any such amendments to the Certificate of Formation on their behalf as their attorney-in-fact and to file or record such other documents as may be required or advisable.  The Manager may, but shall not be required to, send to the Unit Holders a copy of the Certificate of Formation or of any certificates of amendment, dissolution or cancellation filed pursuant to the Delaware Act or otherwise with any governmental authority.

2.8	Governing Act; Powers

The Company shall be organized pursuant to the Delaware Act.  The Company shall have all of the powers available to it as a limited liability company under the laws of the State of Delaware that are necessary or desirable to achieve the purposes of the Company.

2.9	Other Qualifications

The Manager may cause the Company to comply with all requirements necessary to qualify the Company as a foreign limited liability company in one or more jurisdictions if the nature of its business makes, in the Manager's judgment, such qualification necessary.  The Members and Unit Holders hereby authorize and empower the Manager to execute on their behalf any documents and to take any other action which may be necessary or desirable in order to permit the Company to do business (or facilitate the doing of business) in any such jurisdiction.

ARTICLE III
MEMBERS AND CAPITAL CONTRIBUTIONS

3.1	Authorized Capital

The Company shall, subject to the terms of this Article III, be authorized to issue, offer and sell, from time to time, one or more classes (each a "Class") or series thereof of units of limited liability company interest (the "Units"), having the rights, obligations and preferences set forth in, or established pursuant to the terms of, this Agreement.  Any Person who acquires a Unit, irrespective of its Class or series, is herein referred to as "Unit Holder," and such person, if admitted to the Company as a Member, also holds such Units as a Member and is entitled to the rights of Members as set forth herein in respect to such Units, as further clarified in Section 12.4.  Any Person holding Units of one or more Classes or series shall have the rights associated with such Units to the extent that they are held by such Person.  Until such time as the Company issues Units of two or more Classes, the Units issued by the Company shall simply be referred to as "Units."

3.2	Classes of Units

The Company is authorized to issue 260 Units.  Of such initial Units, 250 shall be designated as Class A Units and 10 shall be designated as Class B Units.  The number of authorized Units may be increased by the Manager in its sole discretion.  The rights and privileges of each class of Units shall be as set forth in this Agreement.  The Company intends that the Class B Units constitute “profits interests” within the meaning of Revenue Procedure 93-27, 1993-2 CB 343, and Revenue Procedure 2001-43, 2001-2 CB 191 (“Profit Interests”), and that the Class B Units shall have an initial Capital Account balance of zero.  A Class B Member may not pledge, sell, transfer, or convey all or any portion of his or its Class B Units without the prior written approval of the Manager.

3.3	Initial Capitalization; The Offering

Subject to the terms of this Section 3.3, the Company is hereby authorized to issue, offer and sell up to 250 Class A Units, at a purchase price of $25,000 per Unit (which amount is payable to the Company in a manner set forth in this Section 3.3), and to admit the subscribers therefor as Members.  Such Offering is subject to the following terms:

(a)           The Company will initially offer up to 200 Class A Units pursuant to the Offering, but the Manager may, in its sole discretion, expand the maximum stated offering up to 250 Class A Units.  No Member consent is required to authorize such expansion.

(b)           The Company will not sell any of the Units authorized for sale under Section 3.3 unless and until it receives and accepts subscriptions for at least 20 Class A Units.  This minimum offering amount must be satisfied on or prior to the expiration of the Offering Period.  Units sold to Affiliates of the Manager will be taken into account in determining whether the minimum offering amount is satisfied.

(c)           All subscription funds tendered to the Company shall be directly deposited into one or more bank accounts established by or on behalf of the Company.  The Company shall, however, not release from such bank accounts the subscription funds until the Company satisfies the minimum offering amount described in Section 3.3(b).  The Company is not required to establish a separate escrow account with an independent third party to hold subscription funds pending satisfaction of the minimum offering amount.

(d)           The Offering shall commence on the date of the Memorandum and continue through September  30, 2016, unless extended by the Manager to date no later than January 31, 2017.

(e)            Each investor must purchase at least one Unit.  The Company may not issue fractional Units.

(f)            When an investor subscribes to purchase one or more Class A Units from the Company, such subscriber irrevocably commits to contribute to the Company $25,000 per Class A Unit subscribed for if such subscriber's subscription is accepted and the subscriber is admitted to the Company as a Member.  Such Member shall satisfy its Capital Contribution Commitment to the Company as follows:

(i)             at the time of subscription, the investor must tender to the Company as its initial Capital Contribution that percent (not to be less than 10%) of its total Capital Contribution Commitment then specified by the Manager as the percent for initial Capital Contributions to the Company (the Manager reserving the right to change this percent from time to time during the Offering Period); and

(ii)            thereafter, the Member must contribute to the Company, no later than 30 days after the mailing to it of a Capital Assessment Notice from the Manager, the additional Capital Contributions specified in such Capital Assessment Notice; the Manager may make such Capital Assessments against the Units from time to time subject only to the restrictions contained in Section 3.3(i).

(g)           When the Manager determines that the Company needs additional funds, it will assess the Class A Unit Holders in the following manner:

(i)             if, at the time the Capital Assessments are made, not all Class A Unit Holders have then contributed the same percent of their total Capital Contribution Commitments to the Company, Capital Assessments shall be made first against Class A Unit Holders other than those whose paid-in Capital Contributions represent the highest percent of paid in Capital Contributions (when compared to the Capital Contribution Commitments) until all Class A Unit Holders have contributed the same percent of their Capital Contribution Commitments to the Company (such assessments to be made against them in proportion to the unfunded portions of their Capital Contribution Commitments);

(ii)            thereafter, among all Class A Unit Holders in proportion to the number of Units held by them.

(h)           When making Capital Assessments against the Class A Unit Holders, the Manager shall be subject to the following restrictions:

(i)             the Manager shall not make any Capital Assessments against the Class A Unit Holders unless (A) the Capital Assessment Notices for such Capital Contributions have been mailed to the Class A Unit Holders on or prior to the expiration of the Investment Period, and (B) the Capital Assessments then being made are to cover expenses related to one or more Properties owned by the Company or as to which the Company has entered into a binding commitment to purchase, or to fund the Company's other working capital needs; and

(ii)            the Manager shall not have the right to require any Unit Holder to make aggregate Capital Contributions to the Company, in respect to the Units purchased through the Offering, in excess of the Capital Contribution Commitments for the Units held by such Class A Unit Holder (which such Capital Contribution Commitments are based upon a purchase price of $25,000 per Unit).

(i)           If a Class A Unit Holder fails to honor a Capital Assessment made against it within 30 days after the Manager mails the Capital Assessment Notice to the Unit Holder, the Unit Holder will be subject to the terms of Section 3.8.

(j)           Except as otherwise provided in Section 3.4, all Capital Contributions made in respect of the Units must be made in cash.

(k)           At any time the Company may, but is not obligated to, return to the Unit Holders all or any portion of Capital Contributions made by them pursuant to their Capital Contribution Commitments under this Section 3.3.  Such monies will only be returned if the Manager determines, in its sole discretion exercised in good faith, that Capital Contributions previously called in by the Company are no longer needed due to changes in circumstances.

(l)           The Offering will have such other terms and conditions as the Manager may, in its sole discretion, determine.

3.4	Authorization and Issuance of Additional Units

(a)           After the Offering has been completed or terminated, the Manager is authorized to cause the Company to issue, offer and sell Units and Additional Units subject to the restrictions contained in this subparagraph (a) and elsewhere in this Section 3.4.

(i)           The Manager shall be issued 10 Class B Units.

(ii)           The Manager may offer Additional Units, regardless of the amount of the gross offering proceeds to be received by the Company upon such sales, if the sale of such Additional Units has been disclosed to and approved by the Class A Members acting by a Majority Vote as provided in Section 3.4(c).

(b)           Any Additional Units that the Manager is authorized to issue under this Section 3.4 may be of the same Class or series of Units issued under Section 3.3 or of some other Class or series.  If such Additional Units are of a different Class or series, such Additional Units shall have such rights, preferences, privileges, and interests as may be designated by the Manager at the time such Additional Units are issued, including the rights to receive Distributions that are senior to the rights of existing Unit Holders and the Manager.  At the time such Additional Units are offered, the Manager shall prepare an addendum to this Agreement setting forth the rights of the purchasers of such Additional Units to participate in the Distributions, to be allocated Profits and Losses, and to enjoy any other special rights as new Members under this Agreement, and the terms of such addendum shall constitute for all purposes an amendment to this Agreement.

(c)           If the Manager is required, or on its own initiative decides, to solicit the approval of Members to authorize the issuance and sale of Additional Units, the Manager shall prepare and submit to the Members for approval a written statement summarizing the terms and conditions of the offering of the Additional Units.  The Members shall have a period of not less than 20 days after the mailing of such written statement to the Members to approve or disapprove of the proposed offering and sale of the Additional Units.  If such offering and sale of Additional Units is approved by Members acting by a Majority Vote, the Manager may cause the Company thereafter to offer, sell and issue the Additional Units in accordance with the approved terms, as long as such offering of the Additional Units is commenced no later than 90 days after the Manager's receipt of the requisite approval from the Members.

(d)           No Members or Unit Holders shall have any preemptive rights or similar rights to acquire any of the Additional Units offered by the Company except as expressly provided under this Section 3.4.

3.5	Rights Regarding Capital Contributions

(a)           No Unit Holder shall be entitled to interest on any Capital Contribution, and no Unit Holder shall have the right to withdraw or to demand the return of all or any part of its Capital Contribution, except as specifically provided in this Agreement.

(b)           Except for the Capital Contributions expressly required to purchase Units from the Company, no Unit Holder shall be required to make additional Capital Contributions.

(c)           Under circumstances requiring a return of any Capital Contribution, no Unit Holder shall have the right to receive property, other than cash, except as may be specifically provided herein.

(d)           No Unit Holder shall have personal liability for the repayment of the Capital Contribution of any Unit Holder or any obligation to make loans to the Company or any obligation to make Capital Contributions to the Company (including for this purpose any obligation to restore a deficit Capital Account), except as expressly required by the terms of this Agreement.

3.6	Deficit Capital Accounts

Except for the Manager's obligations under Section 11.5, notwithstanding anything to the contrary contained in this Agreement, and notwithstanding any custom or rule of law to the contrary, to the extent that a deficit, if any, in the Capital Account of any Unit Holder results from or is attributable to deductions or losses of the Company (including noncash items such as amortization or depreciation), or Distributions of money or other property pursuant to this Agreement to the Unit Holders, upon dissolution of the Company, such deficit shall not be an asset of the Company and such Unit Holder shall not be obligated to contribute such amount to the Company to bring the balance of such Unit Holder's Capital Account to zero.

3.7	Capital Accounts

A Capital Account shall be established and maintained for each Member in accordance with the following provisions:

(a)           To each Member’s Capital Account there shall be credited (i) the Capital Contributions of such Member, (ii) allocations to such Member of Net Income, (iii) any items in the nature of income or gain that are specially allocated to such Member pursuant to Article IV, and (iv) the amount of any Company liabilities assumed by such Member or that are secured by any Company property distributed to such Member.

(b)           To each Member’s Capital Account there shall be debited (i) the amount of cash and the Gross Asset Value of any property (other than cash) distributed to such Member by the Company, (ii) allocations to such Member of Company Net Losses, (iii) any items of deductions or losses that are specially allocated to such Member pursuant to Article IV, and (iv) the amount of any liabilities of such Member assumed by the Company or that are secured by property contributed to the Company by such Member.

(c)           If the Manager elects to adjust the Gross Asset Values of Company property upon the occurrence of certain events as permitted by this Agreement, the Manager shall adjust the Capital Accounts of each Member to reflect such revaluation on the Company’s books.  The Capital Accounts shall be adjusted to reflect the manner in which the unrealized income, gain, loss or deduction inherent in such property would be allocated among the Members pursuant to the terms of this Agreement if there were a taxable disposition of such property for such Gross Asset Value on that date.  Furthermore, the Manager, in a manner consistent with Treasury Regulations Section 1.704-1(b)(2)(iv)(g), shall adjust the Capital Accounts as necessary to reflect any items of Net Income or Net Losses that are computed based on the Gross Asset Value of the Company property.  In the event Units in the Company are transferred in accordance with the terms of this

Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Units.  The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

3.8	Failure of Unit Holders to Honor Capital Assessments

(a)           The Unit Holders agree that prompt payment of required Capital Contributions hereunder is of the essence, that failure of any Unit Holder to make such payments will cause injury to the Company and the other Unit Holders, and that the amount of damages caused by such injury will be extremely difficult to calculate.  Accordingly, the Unit Holders agree that, if a Unit Holder (a "Defaulting Unit Holder") shall fail to make a Capital Contribution within 30 days after the Company mails to the Unit Holder the Capital Assessment Notice pursuant to Section 3.3(g), the Defaulting Unit Holder shall continue to be liable for its required Capital Contribution plus interest on the delinquent amount at a fixed per annum rate equal to the Prime Rate (calculated as of  the date the Capital Contribution was originally due to the Company) plus 6% (but not in excess of the highest rate per annum permitted by law).  If the Defaulting Unit Holder fails to cure the default by payment of the delinquent Capital Contribution plus accrued interest within 10 days after receipt of written notice from the Manager with respect to such failure to pay, then the Manager may, at its sole discretion, exercise one or more of the rights specified in this Section 3.8(a).

(i)            The Manager may advise the Defaulting Unit Holder that it no longer has the right to make any additional Capital Contributions to the Company.

(ii)            If the Manager makes the election provided in Section 3.8(a)(i), thereafter:

(A)           such Defaulting Unit Holder will have no right to receive any Distributions, except for a Distribution made upon the Company's liquidation in an amount equal to the Defaulting Unit Holder's Capital Account as then computed; provided, however, that the payment of such amount shall be subordinated, to the extent necessary, to ensure that (1) all Unit Holders receive from the Company aggregate Distributions of not less than the Target Amount, and (2) the Manager receives, and is entitled to retain (i.e. are not required to return to the Company under Section 11.5 any portion of such Distributions) all Distributions to which they are entitled under their Profit Interests;

(B)           such Defaulting Unit Holder's Capital Account will not be credited with any items of income or gain that it would otherwise have been entitled to had such default not occurred, which shall instead be allocated to the other Unit Holders (other than any Defaulting Unit Holders) in accordance with Article IV;

(C)           until such Defaulting Unit Holder's Capital Account is reduced to zero, such Defaulting Unit Holder's Capital Account shall be debited with its loss allocations in accordance with 4.1(b); and

(D)           once such Defaulting Unit Holder's Capital Account is reduced to zero, the Defaulting Unit Holder shall have no further rights to receive any Distributions from the Company, and shall cease to be a Unit Holder.

(iii)          The Manager may, but is not obligated to, offer the Defaulting Unit Holder's Units to the Members (other than any Defaulting Unit Holders) pro rata in accordance with their Class A Unit Percentage Iinterests on the terms set forth below.  If any Member does not elect to purchase the entire interest offered to it, the Manager may subsequently offer such portion to the other Members, on such basis as it determines, until all of such interest is subscribed for or no Member wishes to make any further investment.  At the closing of such purchase (on a date and at a place designated by the Manager), each purchasing Member shall (A) deliver a non-interest-bearing, nonrecourse (except to the extent of the interest purchased and the proceeds therefor) promissory note (in a form approved by the Manager) payable to the Defaulting Unit Holder in an amount equal to the portion of the Defaulting Unit Holder's Capital Account (determined as of the date of the default) represented by that percent of the Defaulting Unit Holder's Units being purchased, and the amounts payable thereunder will be limited to the right to receive the Distributions paid by the Company in respect to the interest so purchased, with such payments due to the Defaulting Unit Holder no later than 20 days after such Distributions made to the holder of the acquired interest, until such time as the outstanding principal balance thereof has been reduced to zero, and (B) assume the portion of the Defaulting Unit Holder's obligation to make both defaulted and further Capital Contributions pursuant to its Capital Contribution Commitment that is equal to that portion of the Defaulting Unit Holder's interest being purchased.  The Manager will handle the mechanics of making the offers set forth herein and will, in its discretion, impose time limits for acceptance.

(iv)          If the entire Defaulting Unit Holder's interest is not purchased in the manner set forth in Section 3.8(a)(iii), the Manager in its sole discretion may offer the remaining unsold interest in the Units of the Defaulting Unit Holder either (A) to a third party or parties on the same terms as originally offered to the Members pursuant to Section 3.8(a)(iii) (in which case such third party or parties will, as a condition of purchasing such interest, become a Member to this Agreement) or (B) to the Members in the manner provided in Section 3.8(a)(iii) but with no requirement to assume the Defaulting Unit Holder's obligation to make further Capital Contributions pursuant to its Capital Contribution Commitment, in which case the Defaulting Unit Holder's Capital Contribution Commitment shall be deemed reduced (effective on the date of the default, after giving effect to the 10-day cure period) to the amount actually paid in, and the aggregate Capital Contribution Commitments of the Company shall likewise be reduced by such amount.

(v)           The rights of Persons to purchase the interests of the Defaulting Unit Holders under subparagraphs (iii) and (iv) of this Section 3.8(a) are not subject to or conditional upon the sale of the Defaulting Unit Holder's entire interest in the Company.

(vi)          The Manager may assist the Defaulting Unit Holder in finding a buyer for the Defaulting Unit Holder's interest (provided that the Manager will have no obligation to contact any particular Member or other person with regard to such sale).

(vii)         No consent of any Member shall be required as a condition precedent to any Transfer of a Defaulting Unit Holder's interest pursuant to this Section 3.8.

(viii)        The Defaulting Unit Holder, if then a Member of the Company, shall not have any further rights as a Member, including but not limited to the right to vote on any matter that may be submitted to the vote of Members, but instead shall hold any remaining interest that the Defaulting Unit Holder has in the Company solely as a Unit Holder.

(ix)          The Company may accelerate the entire amounts due under the Capital Contribution Commitments of the Defaulting Unit Holder, notwithstanding that such acceleration is not made concurrently as to other Unit Holders; and notwithstanding that the Company has not yet identified Properties for which such accelerated Capital Contributions are needed; if such amounts are accelerated, the entire amount then due to the Company shall accrue interest at the default rate set forth in Section 3.8(a)(x).

(x)            The Company may pursue and enforce all rights and remedies the Company may have against such Defaulting Unit Holder with respect thereto, including a lawsuit to collect the overdue portion of the Capital Contribution Commitment (including any accelerated amounts under Section 3.8(a)(ix)) and any other amounts due the Company or Manager herein, with interest, from the date of breach to the time of payment, at a fixed per annum rate equal to the Prime Rate (calculated as of the date the Defaulting Unit Holder fails to pay, when due, any amounts pursuant to its Capital Contribution Commitment) plus 6% (but not in excess of the highest rate per annum permitted by law) plus the expenses of collection, including costs of suit and attorneys' fees.

(b)           The foregoing remedies provided for in Section 3.8(a) are cumulative and in addition to and not in limitation of any other right or remedy of the Company provided by law or under this Agreement. In the event of any legal proceedings relating to default by a Unit Holder, such Unit Holder shall pay all costs and expenses incurred by the Company, including attorneys' fees, if the Company shall prevail.  Each Unit Holder hereby agrees that the remedy at law for damages in the event of its default is inadequate since funding of the Company's investments requires timely availability of required Capital Contribution Commitments, and each hereby consents to institution of an action for specific performance of its obligation.

ARTICLE IV
ALLOCATIONS AND DISTRIBUTIONS

4.1           Allocations of Net Income and Net Loss

(a)           Net Income.  After giving effect to the special allocations made pursuant to Section 4.2, Net Income for any fiscal year or other period shall be allocated among the Unit Holders in the following order and priority:

(i)            First, to the Unit Holders in proportion to and to the extent of Net Loss allocated to the Unit Holders made pursuant to Section 4.1(b)(iv), until the cumulative amount of Net Income allocated to the Unit Holders pursuant to this Section 4.1(a)(i) for the current and all prior periods is equal to the cumulative amount of Net Loss allocated to the Unit Holders pursuant to Section 4.1(b)(iv) for all prior periods;

(ii)            Second, to the Unit Holders in proportion to and to the extent of Net Loss allocated to the Unit Holders  made pursuant to Section 4.1(b)(iii), until the cumulative amount of Net Income allocated to the Unit Holders  pursuant to this Section 4.1(a)(ii) for the current and all prior periods is equal to the cumulative amount of Net Loss allocated to the Unit Holders pursuant to Section 4.1(b)(iii) for all prior periods;

(iii)           Third, to the Class A Unit Holders in proportion to their Class A Percentage Interest, until the cumulative amount of Net Income allocated to the Unit Holders pursuant to this Section 4.1(a)(iii) for the current and all prior periods equals the cumulative portion of aggregate Class A Preferred Return that has accrued to date; and

(iv)           Thereafter, (a) 70% to the Class A Unit Holders in proportion to their Class A Percentage Interests and (b) 30% to the Class B Unit Holders in proportion to their Class B Percentage Interests.

(b)           Net Loss.  After giving effect to the special allocations pursuant to Section 4.2, Net Loss for any fiscal year or other period shall be allocated among the Unit Holders in the following order and priority:

(i)             pursuant to Section 4.1(a)(iv), until the cumulative amount of Net Loss allocated to the  Unit Holders pursuant to this Section 4.1(b)(i) for the current and all prior periods is equal to the cumulative amount of Net Income allocated to the Unit Holders  pursuant to Section 4.1(a)(iv) for all prior periods;

(ii)            Second, to the Class A Unit Holders  in proportion to their Class A Percentage Interest, until the cumulative amount of Net Loss allocated to the Class A Unit Holders  pursuant to this Section 4.1(b)(ii) for the current and all prior periods is equal to the cumulative amount of Net Income allocated to the Class A Unit Holders  pursuant to Section 4.1(a)(iii) for all prior periods;

(iii)           Third, to the  Unit Holders in proportion to their positive Capital Account balances until each such Unit Holders’ Capital Account balance has been reduced to zero; and

(iv)           Thereafter, to the Unit Holders in proportion to their Percentage Interests.

(c)           Dissolution.  Notwithstanding subsections (a) and (b) of this Section 4.1, upon the occurrence of an event causing dissolution of the Company under Article XI, any item of income, gain, loss or deduction which would comprise Net Income or Net Loss for the fiscal year ending with or including such event (and each fiscal year thereafter) shall be allocated:

(i)             First, in proportion to, and to the extent of, the deficit balance in the Unit Holders’ Capital Accounts (determined after taking into account all Capital Account adjustments for the Company's fiscal year in question); and

(ii)            Thereafter, to the Unit Holders in such a manner as, to the maximum extent possible, will adjust each Unit Holder’s Capital Account balance to be equal to the amount of each such Unit Holder’s liquidating distributions made pursuant to Section 11.4(b).

4.2           Special Allocations

Notwithstanding Section 4.1(a) and (b), allocations shall be made to the Unit Holders as set forth in Treasury Regulation Sections 1.704-1(b) and 1.704-2 (relating to allocations of partnership income or loss) as such regulations relate to limitations on loss allocations determined by reference to a Unit Holder's negative Capital Account balance for which such Unit Holder is not economically responsible, allocations of gross income in connection with "qualified income offsets" (such as distributions causing negative Capital Account balances), and allocations attributable to the presence of nonrecourse debt (including exculpatory liabilities as described in the preamble to Treasury Regulation Sections 1.704-2).  If any such allocations are made that are inconsistent with the desired allocations as described in Section 4.1, other items of income gain, loss and deduction for the fiscal year and subsequent fiscal years shall be reallocated among the Unit Holders to the extent possible, so as to reverse the effect of allocations made pursuant to this Section 4.2, as long as such reallocations, in the opinion of the Manager, meet the definition of “substantial economic effect” pursuant to Regulation Section 1.704-1(b)(2) and other related provisions in such Regulations.

4.3           Other Allocation Rules

(a)           Items of Company income, gain, loss or deduction recognized for federal income tax purposes shall, to the extent possible, be allocated in the same manner that the corresponding items comprising Net Income and Net Losses are allocated pursuant to this Agreement.

(b)           In accordance with Code Section 704(c), income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Unit Holders, solely for federal income tax purposes, so as to take account of any variation between the adjusted basis of the property to the Company for federal income tax purposes and the initial Gross Asset Value of the property as of the date of the Capital Contribution of the property to the Company in a manner consistent with Code Section 704(c) and Treasury Regulations as may be determined by the Manager.  In the event that the Gross Asset Value of Company assets is adjusted pursuant to the terms of this Agreement, subsequent allocations of income, gain, loss and deduction with respect to such asset shall consistently take into account any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in a manner consistent with Code Section 704(c) and Treasury Regulations as may be determined by the Manager.

(c)           The allocation of items under this Section 4.3 shall not affect the Capital Account of any Unit Holder.

4.4          Distributions

Distributions shall be made at the sole discretion of the Manager among the Unit Holders in the following order of priority:

(a)           First, to the Class A Unit Holders in proportion to their respective Class A Percentage Interest until the cumulative amount distributed or paid to such Unit Holders pursuant to this Section 4.4(a) equals the Class A Preferred Return;

(b)           Second, to the Class A Unit Holders in proportion to their respective Unreturned Capital Contributions, until such Unreturned Capital Contributions have been reduced to zero; and

(c)           Third, to the Unit Holders in proportion to their positive capital account balance after adjusting the capital accounts for all items impacting the capital accounts (pursuant to the terms of this Agreement) that occurred prior to the distribution under this Section 4.4(c), including distributions made under 4.4(a) and 4.4.(b).

4.5           Distribution Limitations

(a)           The Manager shall not authorize any distribution to the Unit Holders unless, immediately after giving effect to the distribution, all liabilities of the Company, other than liabilities to Unit Holders on account of their interest in the Company and liabilities as to which recourse of credits is limited to specified property of the Company, do not exceed the fair market value of the Company assets; provided, however, that the fair market value of any property that is subject to a liability as to which recourse of creditors is so limited shall be included in the Company assets only to the extent that the fair market value of the property exceeds such liability.

(b)           Except as otherwise provided herein, no Unit Holder shall be liable to the Company for the amount of a distribution received; provided, however, that, at the time of the distribution, such Member did not know that the distribution was in violation of Section 4.5(a).  A Unit Holder that receives a distribution in violation of Section 4.5(a), and that knew at the time of the distribution that the distribution violated such condition, shall be liable to the Company for the amount of the distribution received; provided, however, that such Unit Holder shall not be so liable after the expiration of three years from the date of such distribution.

(c)           No Unit Holder shall be obligated at any time to repay or restore to the Company all or any part of any distributions to it from the Company, except as is specifically provided in Section 4.5(b).  No Member shall have a claim against the Manager for the amount of any distribution to be returned by a Member to the Company pursuant to Section 4.5(b) or by law.

4.6           Withholding

The Company shall at all times be entitled to withhold taxes, including applicable United States withholding taxes, or other governmental charges from distributions to some or all of the Unit Holders to discharge any such withholding obligation of the Company.  The determination of whether the Company is subject to a withholding obligation shall be made by the Manager in its reasonable discretion after consultation with the Company’s tax advisor and the affected Member.  Any amount required to be withheld in respect of a Unit Holder shall be (a) treated as a distribution by the Company to such Unit Holder and (b) subtracted from such Unit Holder’s Capital Account.

4.7           Distributions of Assets in Kind

The Manager also may cause property of the Company other than cash to be distributed to the Unit Holders, which distribution shall be on a pro rata basis and based on the fair market value of such property and the date of the distribution and made in accordance with Section 4.4.

4.8           Tax Distributions

Notwithstanding anything else to the contrary herein, the Company shall distribute, within a reasonable amount of time after the close of each fiscal year (as determined by the manager), to each Unit Holder out of available cash, but only to the extent that such cash is available without borrowing monies and without causing the reserves to fall below levels deemed appropriate by the Manager, an amount equal to the Estimated Tax Amount.  Any distributions made pursuant to this Section 4.8 to a Unit Holder shall be treated as an advance payment of, and shall reduce, the amounts otherwise distributable to such Unit Holder pursuant to Section 4.4 in subsequent distributions.

ARTICLE V
[Intentionally Blank]

ARTICLE VI
MANAGEMENT

6.1	Authority of Manager

Subject to the restrictions set forth in this Agreement, at all times the sole control over the management of the Company shall rest exclusively with the Manager, who shall have, in addition to the rights and powers set forth in this Agreement, all of the rights and powers which may be possessed by a manager under the Delaware Act.

6.2	Rights and Duties of Manager

(a)           Subject to the provisions of this Agreement, the business of the Company shall be managed under the direction of the Manager.  L.A. Management, LLC, an Arizona limited liability company, shall be the Manager unless and until it withdraws or is removed as the Manager as provided in Section 6.11.  Any successor Manager must be appointed as provided in Section 6.11.

(b)           The conduct of the business of the Company shall be controlled solely by the Manager in accordance with this Agreement.  The Manager shall have responsibility for the day-to-day operations of the Company and shall have all authority, rights and powers conferred by law and those required or appropriate to the management of the business of the Company.  The general right, power and authority to operate the day-today business of the Company shall include, but are not limited to, the power to hire and fire employees, to open, maintain and close bank accounts, to enter into such contracts, documents and agreements as may be advisable to carry out the purposes of the Company and to commence suit and/or collect or compromise any and all claims in favor of or against the Company.  Without limiting the generality of the foregoing, the Manager may, in the reasonable exercise of its discretion and without the consent of any Member, take the following actions in the name and on behalf of the Company:

(i)             to do all things necessary or desirable in connection with qualifying or registering the Units for sale pursuant to the Offering, including but not limited to qualifying the Units for sale with state or federal securities regulatory agencies or perfecting exemptions from such qualification or registration, entering into any agreements in connection with the Offering and preparing and distributing any Memorandum, in each case on such terms or conditions as the Manager may deem advisable.

(ii)            to option, acquire, hold, encumber, improve, lease, sell, exchange, dispose of and otherwise manage any real or personal property, including any Property and any partnership or membership interest in a Special Purpose Entity or other Person in which the Company has an interest, at such prices and upon such terms as the Manager may deem advisable;

(iii)           to invest the assets of the Company pursuant to arrangements, including the use of  parallel partnerships or other entities, which are reasonably expected to preserve in all material respects the economic and decision-making relationships among the Unit Holders;

(iv)           to give the consent of the Company in its capacity as a limited partner or member of a Person in which the Company has an interest to any action proposed to be taken by such Person which, under the provisions of any agreement, requires the consent of the Company, including the purchase, lease, sale or other disposition, financing or refinancing of any Property;

(v)           to waive any material default by another party in the performance of its obligations under any agreement;

(vi)           to borrow money and issue evidences of indebtedness, and to secure the same by mortgage, deed of trust, pledge or other lien on any assets of the Company or any assets of any Special Purpose Entity or other Person in which the Company has an interest, including, without limitation, to secure the same with the Company's partnership or membership interest in any Special Purpose Entity or other Person in which the Company has an interest, and to prepay, in whole or part, refinance, increase, modify, consolidate or extend any such financing or security device, in each case upon such terms and conditions as the Manager deems to be advisable, including but not limited to entering into any such transactions with one or more Unit Holders;

(vii)          to employ agents, employees, independent contractors, auditors, accountants, attorneys,brokers, business consultants and other Persons to assist the Manager in carrying out the business of the Company, and to pay fees, expenses, salaries, wages and other compensation to such Persons upon such terms and conditions as the Manager deems to be advisable;

(viii)         to pay, extend, renew, modify, adjust, submit to arbitration, prosecute, defend or compromise, upon such terms as the Manager may determine and upon such evidence as the Manager may deem sufficient, any obligation, suit, liability, cause of action or claim either in favor of or against the Company;

(ix)           to determine the appropriate accounting method or methods to be used by the Company;

(x)            to cause the Company to make or revoke any of the elections referred to in Sections 108, 195, 709, 732, 754, or 1017 of the Code or any similar provisions enacted in lieu of such Sections or any other elections beneficial to the Unit Holders and to cause the Company to register as a tax shelter under Code Sections 6111 and 6112 in the event the Manager determines that it is necessary or desirable for the Company to do so;

(xi)           to allocate income, gains, losses, deductions and credits in accordance with applicable provisions of this Agreement;

(xii)          to establish and maintain Reserves in accordance with applicable provisions of this Agreement;

(xiii)         to enter into, or cause any Special Purpose Entity or other Person in which the Company has an interest to enter into, the Property Management Agreement with the Sponsor in connection with each Property and to amend any such agreement from time to time;

(xiv)         to enter into, or cause any Special Purpose Entity or other Person in which the Company has an interest to enter into, a franchise agreement with respect to each Property and to amend such agreements from time to time;

(xv)          to amend this Agreement to reflect the admission and substitution of Members, and to amend this Agreement from time to time in accordance with applicable provisions of this Agreement;

(xvi)         to invest in Permitted Temporary Investments all funds not immediately needed in the business of the Company;

(xvii)        to acquire and enter into any contract of insurance which the Manager deems necessary or appropriate for the protection of the Company or the Manager, for the conservation of Company assets or for any other purpose convenient or beneficial to the Company;

(xiii)         to place record title to, or the right to use, Company assets in the names of nominees, trustees or others for any purpose convenient or beneficial to the Company and to purchase Properties in the name of the Manager or its Affiliates for purpose of facilitating the acquisition of such Properties by the Company or any Special Purpose Entity or other Person in which the Company has an interest; provided that any such Properties acquired by the Manager or its Affiliates shall be transferred to the Company or, if the Manager deems it appropriate, to a Special Purpose Entity at cost (purchase price plus carrying costs and interest on any loans made in connection with the acquisition of such property);

(xix)          to open accounts and deposit and maintain funds in the name of the Company in banks or savings and loan associations;

(xx)           to require in any obligations of the Company or any Special Purpose Entity or other Person in which the Company has an interest that the Manager and shall not have any personal liability for such obligations but that the Person contracting with the Company or such other entity or Person look solely to the Company or such other Special Purpose Entity or Person or its assets for satisfaction of such obligation;

(xxi)          to take such actions as are necessary and appropriate to permit or restrict the Transfer of Units in accordance with applicable provisions of this Agreement;

(xxii)         to sign and deliver any certificate upon which any Person dealing with the Company or the Manager may rely as authority with respect to (A) the identity of the Manager or any other party, (B) the existence or nonexistence of any fact, (C) the Persons authorized to execute and deliver any contract, document or instrument or (D) as to any other matter whatsoever regarding the Company, a Special Purpose Entity or other Person in which the Company has an interest or any holder of a Unit;

(xxiii)       to engage in any kind of activity necessary or desirable to, or in connection with, or incidental to the accomplishment of the business of the Company, except to the extent prohibited by the terms of this Agreement; and

(xxiv)       to execute, acknowledge and deliver any and all contracts, documents and instruments to effectuate the foregoing.

6.3	Limitations Upon the Manager's Authority

Notwithstanding the foregoing, the Manager shall not have the authority to:

(a)           take any action specified in Section 7.4, unless the taking of such action has been approved by the Members as provided therein;

(b)           alter the nature of the business of the Company as set forth in Section 2.5;

(c)           receive any compensation for services rendered to the Company or any Special Purpose Entity or other Person in which the Company has an interest, except as authorized under Section 6.8;

(d)           commingle the funds of the Company with those of any other Person, provided that the Manager shall not be prohibited from establishing master fiduciary accounts pursuant to which separate sub-trust accounts are established for the benefit of affiliated persons or entities.

6.4	Delegation of Authority

The Manager may delegate all or any of its powers, rights and obligations set forth in this Section 6, and may, subject to the restrictions in Sections 6.8 and 7.4, appoint, employ, contract or otherwise deal with any Person for the transaction of the Company's business.

6.5	Reliance by Third Parties

Third parties dealing with the Company are entitled to rely conclusively on the power and authority of the Manager as set forth in this Agreement.

6.6	Obligations of Manager; Other Activities of Manager

(a)           The Manager shall devote such time and effort to the Company's business as may be necessary or appropriate to manage the affairs of the Company.

(b)           The Members and Unit Holders hereby acknowledge that the Manager or any Affiliate may be prohibited from taking action for the benefit of the Company (i) due to confidential information acquired or obligations incurred in connection with an outside activity permitted to the Manager, or its Affiliates under Section 6.7; or (ii) in connection with activities undertaken by the Manager and its Affiliates prior to the formation of the Company.  No Person shall be liable to the Company or any Member or Unit Holder for any failure to act for the benefit of the Company in consequence of a prohibition described in the preceding sentence.

6.7	Conflicts of Interest; Affiliated Transactions

(a)           Except as expressly provided in Sections 6.7 and 6.8, this Agreement shall not (i) require the Manager or any of the Members or any of their respective Affiliates, to offer the Company any investment opportunity; (ii) otherwise limit or restrict any of such Persons from buying, selling, investing in or otherwise dealing with real estate or other investments; or (iii) otherwise limit or restrict any of such Persons from engaging in business with, having investment responsibilities for, rendering real estate management or advisory services to, performing other services for or collecting fees from any Person.

6.8	Related Party Transactions

(a)           Profit Interest.  The Company has granted to the Manager Class B Units entitling the
Manager to share in the allocated Net Income and Net Losses, and items thereof, as provided in Articles III and IV.

(b)           Development Fee; Closing Fee; Costs; Commissions.  The Company shall pay to the Sponsor for its property development services a fee equal to $400,000 payable in installments over the course of the Project,  a fixed lump sum fee of $50,000 upon successfully closing the acquisition of the Company’s real property, standard market rate real estate sales commissions earned on the sale of finished cottage homes, plus certain costs incurred by the Sponsor, all pursuant to the Construction Management Services Agreement, attached to this Agreement as Exhibit B.

(c)           Guarantee Fee.  Neither the Manager nor any of its Affiliates is obligated to guaranty, be personally liable upon, or to pledge assets to secure, any indebtedness that may be incurred by the Company.  If, however, any such Person guarantees, becomes personally liable upon, or pledges its own assets to secure payment of, any indebtedness of the Company, the Company shall pay to such Person an annual guaranty fee equal to 1% of the higher of (i) the amount of such guaranteed indebtedness on the first day of the Fiscal Year or (ii) the highest outstanding amount of such guaranteed indebtedness at any time during the Fiscal Year; provided, however, that notwithstanding the foregoing, if such Person pledges assets to secure, but does not otherwise become personally liable upon, such indebtedness, the amount of the annual guarantee fee shall in no event exceed 1% of the fair value of the assets pledged to secure such indebtedness, as along as such pledge remains in effect.  Such fee shall be payable no later than the January 15 of each Fiscal Year and, if at any time during the year the amount of the guaranteed indebtedness exceeds the level of such guaranteed indebtedness as of January 1 of such Fiscal Year, the additional fee due to the guarantor, as a result of this additional exposure to the guarantor, shall be paid to the guarantor no later than January 15 of the following Fiscal Year.

(d)           Reimbursable Expenses.  The Company shall be responsible for, and shall promptly pay, all costs, expenses and liabilities incurred by the Manager in rendering services under this Agreement, including but not limited (i) all costs and expenses incurred in connection with the formation of the Company, the offering, sale, registration and/or qualification and/or the perfection of exemptions therefrom of the Units under applicable federal and state laws and the marketing and sale of the Units; (ii) the identification, acquisition, improvement, entitlement, permitting, improvement, development, readying for pre-sale, marketing, selling,  rehabilitation and operation of the Properties; and (iii) all costs and expenses incurred in connection with administration of the Company, including, but not limited to, the costs of goods, materials and services used for or by the Company, salary and related salary expenses for services necessary to the prudent administration of the Company and operation and management of the Properties; (iv) all costs and expenses incurred by the Manager as the Tax Matters Member as permitted by Article IX and (v) the exercise of all Company rights upon the occurrence of events of default or other breaches under any contract associated with the Properties, including costs associated with the engagement of legal counsel.  The foregoing is to be interpreted and construed broadly to ensure that the Manager does not, directly or indirectly, bear the costs, expenses and liabilities related to performing services under this Agreement, and all such costs, expenses and liabilities are to be passed through and paid directly by the Company.  However, if and to the extent that the Manager bears any such costs, expenses, or liabilities, the Company shall, no later than 10 calendar days after receipt of a request for payment from the Manager, accompanied by evidence of the expenses, reimburse the Manager in full for such amounts.  This right of reimbursement is in addition to any rights of reimbursement in favor of the Sponsor or others (including its Affiliates) under the Property Management Agreement.

(f)           Loan from Manager and Affiliates.  If either the Manager or any Affiliates loan money to the Company, such Person shall be repaid such loans as provided in Section 6.9.

(g)           Other Related-Party Transactions.  In addition to the specific arrangements authorized by the terms of this Agreement, the Company may enter into other transactions with the Manager or an Affiliate thereof, or engage any such Person to render services to the Company, and to pay compensation, fees or other consideration in respect thereto, if the terms of such transaction has been disclosed to the Members and approved by a Majority Vote of the Members.  If the Company should propose any such transaction, the Manager shall prepare and distribute to the Members a written statement describing the material terms and conditions of the proposed transaction at the time the Company solicits Member approval to authorize the proposed transaction.

6.9	Loans From Manager and Affiliates

The Manager or its Affiliates may, but will not be obligated to, make loans to the Company to fund the Company's expenses to the extent they cannot be paid out of Capital Contributions from the Unit Holders, loans from other lenders, and revenues derived from operations or other revenue generating events, such as the sale or refinancing of the Properties.  If any such loan is made, it will be upon the following terms:

(a)           the outstanding principal balance shall bear interest at a variable rate equal to the Prime Rate, as it varies from time to time, plus 3% per annum, and any accrued but unpaid interest shall be compounded annually;

(b)           the loan may or may not be secured by liens against one or more of the Properties; provided, however, that such liens will not be granted if prohibited by the terms of the senior secured indebtedness, if any;

(c)           the repayment of the loan will have priority over the payment of any Distributions to the Unit Holders, in such capacities, and no such Distributions may be made, until such loan has been retired in full; provided, however, the lender may, but is not obligated to, permit tax distributions to be made under Section 4.8;

(d)           the outstanding principal balance, together with all accrued but unpaid interest, shall be paid, in the Manager's sole discretion, as soon as possible, out of any of the following sources of funds received by the Company after the funding of the loan:  Capital Contributions from Unit Holders; Net Income (computed, for this purpose only, exclusive of the principal and interest payments due on the loans made under this Section 6.9);

(e)           all payments shall be applied first against accrued but unpaid interest and then against the outstanding principal balance;

(f)           the loan may contain other terms and conditions which the Manager considers to be customary for similar borrowings.

6.10	Consideration of Separate Circumstances

The Unit Holders recognize that the differing financial, regulatory, income tax and other status and circumstances of the Unit Holders may give rise to conflicts of interest among the Unit Holders with regard to selection of investments, disposition of assets, making of tax elections or other Company matters.  The Manager shall not be required to take into consideration the separate status or circumstances of any Unit Holder or group of Unit Holders when making decisions or taking action with respect to the Company or its business.

6.11	Assignment or Withdrawal by Manager

(a)           In General.              The Manager shall not withdraw, sell, assign or otherwise Transfer its interest as a Manager in the Company unless:

(i)             the Members by a Disinterested Majority Vote approve the Withdrawal Event and the appointment of a successor Manager; or

(ii)            the Manager Transfers  its interest as a Manager in the Company to an Affiliate of the Manager, such Affiliate assumes all of the obligations and liabilities of the Manager, and such Transfer does not have a material adverse impact upon the Company.

(b)          Effect of Withdrawal Upon Dissolution.

(i)             The Company shall not be dissolved under the Delaware Act, and the Members hereby consent to the continuation of the Company, upon any Withdrawal Event permitted under Section 6.11(a) (a "Permitted Withdrawal"). Upon the occurrence of a Permitted Withdrawal, the successor Manager, whether a newly appointed successor Manager under Section 6.11(a) or the ransferee of the Manager under Section 6.11(b), shall be admitted, without any further action on the part of the Company or its Members, as the successor Manager and shall have all of the rights, powers and authority of the Manager under this Agreement; provided such successor Manager shall have complied with the provisions of Section 6.11(c).

(ii)            Upon the occurrence of any other Withdrawal Event, the Company shall be dissolved in accordance with the Delaware Act and applicable provisions of this Agreement unless (x) the Members by a Disinterested Majority Vote elect to continue the business of the Company, and (y) the Members by a Disinterested Majority Vote appoint a successor Manager, and such successor Manager shall have complied with the provisions of Section 6.11(c) within thirty (60) days after such Withdrawal Event.

(c)           Admission of Successor Manager.  A Person shall be admitted as the successor Manager only upon the satisfaction of all of the following terms and conditions:

(i)             such Person accepts and agrees to be bound by the terms and provisions of this Agreement by executing a counterpart copy of this Agreement, and such other documents or instruments as may be required or advisable in order to effect the admission of such Person as the Manager shall have been executed and/or filed for recording, and all other actions required by law in connection with such admission shall have been performed; and

(ii)            if such Person is a corporation or other legal entity, it provides to the Company evidence satisfactory to counsel for the Company of its authority to become the Manager and to be bound by the terms and provisions of this Agreement.

(d)           Actions by Successor Manager.  Following the admission of the successor Manager, such successor Manager shall continue the business of the Company in accordance with the terms of this Agreement, and shall immediately:

(i)             make any and all amendments to the Certificate of Formation and the Agreement to reflect the event described in this Section, without further consent of the Members; and

(ii)            notify the Members, creditors of the Company and such other Persons dealing with the Company of the admission of the successor Manager.

(e)           Liability of Withdrawn Manager.  Any Withdrawn Manager shall have no liability for any actions taken by the successor Manager or the Members taken after the withdrawal of such Withdrawn Manager.  Furthermore, such Withdrawn Manager shall not have any liability for any liabilities, obligations or expenses of the Company that accrued during the period in which it was a Manager of the Company, except to the extent that such Withdrawn Manager agreed to be personally liable for such liabilities, obligations or expenses.

(f)           Management Fees, Profit Interest, and Loan Payments. Upon the occurrence of any Withdrawal Event:

(i)             the Withdrawn Manager shall have no right to receive any fees payable to the Manager hereunder for services accruing after the Withdrawal Event;

(ii)            the Company shall pay, no later than 15 days after demand, to the Withdrawn Manager all fees and compensation, including rights to be reimbursed for expenses, that have accrued but are unpaid as of the Withdrawal Event;

(iii)           to the extent that the Withdrawn Manager, or any of its Affiliates, has made loans to the Company, the Company shall pay any and all amounts due under such loans no later than 15 days after the Withdrawal Event;

(iv)           the Company shall purchase the Profit Interest of the Withdrawn Manager in accordance with the terms of Section 6.12.

(g)           Removal of Manager for Cause.  The Company shall have no right to remove or propose the removal of the Manager for Cause except in accordance with the procedures outlined in this Section.  If Class A Members holding 10% or more of the outstanding Percentage Interests of Class A Units believe there are probable grounds for the removal of the Manager for Cause, Members shall call a meeting of the Members to consider such proposal and shall give the Manager not less than 30 days written notice of the meeting, accompanied by a reasonably detailed statement of the reasons for the Manager's proposed removal.  The Manager shall have the opportunity to participate in, respond to questions at, and rebut the charges made against the Manager at the Members' meeting.  If, at such meeting, Members acting by a Disinterested Two-Thirds Vote determine that there is probable cause to remove the Manager for Cause, the Manager shall be afforded the time to cure such matters as is required by the definition of Cause, and during such period, no action shall be taken against the Manager.  Upon the expiration of such period, Members acting by a Disinterested Two-Thirds Vote shall, at another meeting of Members (at which the Manager shall again have a similar opportunity to participate) either determine that the cure has been effectuated in which case no action shall be taken against the Manager or, if no cure has been effectuated to their satisfaction, advise the Manager in writing of the Company's decision to terminate the Manager for Cause, stating the effective date and time of the termination; provided, however, that no such termination shall be effective, until a successor Manager has been appointed as provided in Section 6.11(c).  The removed Manager shall immediately turn over, deliver or cause to be turned over and delivered to the successor Manager all books, records, contracts, data, documents, bank and other financial accounts, deposits, cash, computer software, and other items of personal property owned by or leased to the Company, and shall cooperate with the successor Manager in ensuring a smooth transition and turn over of the Manager's responsibility.  Nothing contained herein shall prohibit a removed Manager from challenging in a judicial proceeding whether the Company had "Cause" to remove such Manager, and if it is subsequently determined by a court, whose order is final and not subject to appeal, that the Manager was wrongfully removed, the Manager shall be entitled to such damage award as the court may award, including the right to recover from the Company its legal fees and other court-related expenses.

6.12	Buy-Out of Withdrawn Manager's Profit Interest

(a)           Subject to the terms of this Section 6.12, the Company shall purchase from the Withdrawn Manager for cash its Profit Interest, irrespective of the circumstances giving rise to the withdrawal, at an purchase price equal to the Fair Value of such Profit Interest determined as of the date of the Withdrawal Event.

(b)          The Fair Value of the Withdrawn Manager's Profit Interest, shall equal:

(i)             the value assigned to the Manager's Profit Interest through mutual agreement by the Withdrawn Manager and Members acting by a Disinterested Two-Thirds Vote; or

(ii)            if no agreement can be reached on the Fair Value to assign to the Manager's Profit Interest within 60 days of written demand for such an agreement by either the Withdrawn Manager or the Company, the value assigned to such Member's Profit Interest through the appraisal process described in Section 6.12(c).

(c)           If the appraisal process is to be used to establish the Fair Value of the Withdrawn Manager's Profit Interest, the Manager and Members acting by a Disinterested Two-Thirds Vote shall first attempt to agree upon the appointment of a disinterested appraiser to value the Manager's Profit Interest.  If they are unable to agree upon such an appraiser within 30 days following the initiation of the appraisal process, the Withdrawn Manager shall select one appraiser and the Members by a Disinterested Two-Thirds Vote shall select one appraiser, and those two appraisers shall select a third appraiser, each of whom shall be a member of the American Institute of Appraisers.  Either the appraiser selected by mutual agreement of the parties or the third appraiser selected as provided in the preceding sentence shall prepare its appraised value of the Withdrawn Member's Profit Interest which shall equal the amount that would have been distributed to the Withdrawn Manager upon the liquidation of the Company in accordance with the following assumptions, each of which is to be determined as of the date of the Withdrawal Event: (i) all of the Company's assets were sold at their fair market value; (ii) the Company paid off all of its liabilities (including amounts, if any, due on loans from the Manager, the Members and their Affiliates); (iii) to the extent that the Company had contingent or unquantified expenses at such time, adequate reserves were set aside for the payment of such expenses (and such reserves were treated as expenses of the Company); (iv) the Company incurred normal and customary transaction costs in disposing of all of its assets, including but not limited to real estate brokerage commissions, excise taxes, title insurance premiums, recording costs and other routine closing expenses customarily borne by real estate sellers; and (v) the net proceeds available to the Company, after discharging all such expenses, were then allocated among the Manager, the Members and the Unit Holders in accordance with the distribution rules set forth in Article XI.  The decision of the appraiser shall be final and binding upon all parties, absent manifest and obvious error in making computations, and cost of the appraisal shall be allocated equally between the Withdrawn Manager and the Company.  After the appraiser has determined the Fair Value of the Withdrawn Manager's Profit Interest, it shall provide to the Company and the Withdrawn Member a summary statement showing how such Fair Value was calculated.

(d)           Within 60 days after the determination of the Fair Value of the Withdrawn Manager's Profit Interest, the Company shall, subject to the offset right, if any, under Section 6.12(e), purchase the Withdrawn Manager's Profit Interest for a cash payment equal to such Fair Value.  Notwithstanding the foregoing, the Company may, at its discretion, cause such Profit Interest to be purchased by a successor Manager (appointed with the consent of Members acting by a Disinterested Majority Vote).

(e)           If the Withdrawn Manager has been removed for Cause, the Company may offset against the amount payable to the Withdrawn Manager an amount equal to its good faith estimate of the monetary damages actually sustained by the Company as a result of the Withdrawn Manager's misconduct. Should Members acting by a Disinterested Two-Thirds Vote believe that such damages have been sustained, such Members shall cause the Company to submit a written statement of the damages to the Withdrawn Member no later than the date of the determination of the Fair Value of the Withdrawn Manager's Profit Interest.  If the Withdrawn Manager contests the Members' estimate of the damages caused by its alleged or actual misconduct, and the Withdrawn Manager and such Members cannot agree as to the appropriateness or size of any offset under this paragraph by the date the Company is obligated to purchase the Withdrawn Manager's Profit Interest under Section 6.12(d), the Company may withhold from the payment due under Section 6.12(b) its good faith estimate as to the sustained damages (taking into account all information made available by the Withdrawn Manager), and the resolution of such dispute shall be promptly submitted, at the request of either party, for resolution through binding arbitration conducted pursuant to the Commercial Rules of the American Arbitration Association.

(f)           At the time the Manager's Withdrawn Profit Interest is purchased, the Company shall cause the Withdrawn Manager and any of its Affiliates to be released from personal liability on any of the Company's liabilities, obligations, and expenses, including any secured or unsecured indebtedness, personally guaranteed by the Withdrawn Manager or any of its Affiliates, and in the event that it is not possible to secure such releases, the Company shall indemnify and hold harmless the Withdrawn Manager and its Affiliates from any and all liabilities arising out of or in connection with such personal liability, and the Withdrawn Manager's and such Affiliates' indemnity rights hereunder shall have priority over the rights of the Members and Unit Holders to receive Distributions under this Agreement.

6.13	Co-Investments with Others

Generally speaking, the Company intends to limit its investments to Properties which are solely owned by the Company or a Special Purpose Entity.  Subject to the limitations summarized below, the Company reserves the right to co-invest with others in properties that are otherwise suitable investments for the Company.  In those situations, the Company may hold such interest by owning a fractional interest in the  property (such as a tenancy in common) or by owning an interest in an investment vehicle (such as a joint venture, partnership, or limited partnership) which in turn holds title to the property.  Such investments may be made to accommodate Members of the Company who wish to contribute properties to the Company, in lieu of cash, through tax-free contributions under Section 721 of the Code.  In addition, the Manager may consider such co-investments to utilize excess capital called from Members but not needed for the purposes for which such Capital Assessments were first made or to reinvest excess refinancing proceeds received by the Company during the Investment Period and retained under Section 5.4.

The Company will not enter into co-investments with others unless each of the following conditions is satisfied:

(i)             The Company has control over the co-investment or, if the Company does not have such control, it is controlled by a program which is in turn controlled by an Affiliate of the Manager. For this purpose, "control" is defined as the ability to make final binding decisions regarding the acquisition, financing, operation, and sale of the co-investment, without the consent of any of the other co-investors.

(ii)            The Property which is the subject of the co-investment is managed by the Sponsor, pursuant to a management agreement which is substantially in the same form and substance as the Property Management Agreement used in developing and managing the Company's other Properties.

(iii)           The Company receives (A) if the co-investment is with an Affiliate of the Manager, (x) its pro rata share of all cash Distributions attributable to the profits and gain of such co-investment, determined in proportion to the relative capital contributions of all investors, and the right to participate in a return of its capital investment at the same time and in the same manner as other coinvestors, or (y) its right to share in Distributions in the co-investment on the same, or a substantially similar basis as Members have the right to participate in Distributions under this Agreement (excluding, however for this purpose, the rights of the Manager to participate in such Distributions), or (B) in all other cases—where the co-investment is not with an Affiliate of the Manager, such share of the cash Distributions from the co-investment as the Manager considers appropriate, taking into account all relevant facts and circumstances.

The other investors to any co-investment may be Affiliates of the Manager.  Such coinvestors may be committed to pay fees to, or have granted a profit interest in favor of, the Manager or its Affiliates. The payment of such fees will, however, not reduce the Company's obligation to pay similar fees to the Manager and its Affiliates under this Agreement as it relates to the Company's interest in such coinvestment.

6.14	Acquisition Expenses

The Company shall be responsible for, and shall pay, all costs and expenses incurred in identifying prospective investments, negotiating acquisition terms, due diligence, arranging for financing, closing the acquisitions.  As a consequence, the Company may, and likely will, incur some such costs as to properties that are identified as prospective investments, but that are not acquired by the Company.  Moreover, to the extent that any such costs are incurred on the Company's behalf by employees of either the Manager or the Sponsor, the Company shall cover all out-of-pocket expenses incurred by such persons, but shall not be obligated to cover all or any portion of the compensation payable to the employees of the Manager or the Sponsor for time spent in assisting with the sourcing and acquiring properties for the Company, other than as otherwise expressly contemplated in this Agreement.  This obligation shall also commit the Company to pay any buyer-side brokerage commissions incurred in identifying and closing such acquisitions.

ARTICLE VII
RIGHTS AND OBLIGATIONS OF MEMBERS

7.1	Liability of Member

(a)           No Member shall have any personal liability with respect to the liabilities or obligations of the Company, except to the extent that the Member expressly and voluntarily assumes in writing any obligations of the Company.

(b)           No Member shall be personally liable or obligated, except as otherwise required by the Delaware Act, to return to the Company or to pay any creditor or any other Member the amount of any return of Capital Contribution to such Member or other Distribution made to such Member.

7.2	Voting Rights

(a)           Notwithstanding anything to the contrary contained in this Agreement, the Members shall not be entitled to vote on (or approve or disapprove) any matter other than those expressly provided for in this Agreement or in any provision of the Delaware Act which provision by law cannot be overridden by this Agreement.  Any action to be taken by the Members may be taken at a meeting held in accordance with Section 7.3 or by consent in writing signed by Members holding Percentage Interests sufficient to approve such action if voted on at a meeting.  The Manager shall notify in writing all Members of record of any matters to be voted upon or consented to and the date on which the votes or consents will be counted.  Each Member who is entitled to vote or consent may vote or consent by a signed written consent or a signed writing directing the manner in which such Member desires its vote be cast.  Where action is taken by the Members by means of a written consent signed by less than all Members, a copy of such writing shall be furnished promptly by the Company to any Member whose signature was not required for the taking of the action.  Except as otherwise expressly provided in this Agreement, the Manager and its Affiliates shall be entitled, in connection with any Units held by such Persons, to all of the voting rights otherwise available to Members under this Agreement and the Delaware Act.

(b)           No Member shall have dissenters rights under the Delaware Act or otherwise.

7.3	Member Meetings

(a)           Meetings of the Members may be called by the Manager or, no more than once a year, by one or more Members holding, in the aggregate, more than thirty percent (30%) of all Percentage Interests, upon no less than ten (10) days' but no more than twenty (20) days' notice in writing to all Members.  A written waiver of notice executed by the Member entitled to receive notice, whether before, at or after the time stated in the notice, shall be equivalent to the giving of such notice.

(b)           At any meeting of the Members, Members may participate in such meetings by means of conference telephone calls in which all Members participating in the meeting can hear each other.  Each Member may vote in person or by telephone or authorize another Member or Members to act for it by proxy. Proxies shall be valid only if in writing.

(c)           At any meeting of the Members, the presence in person or by telephone or proxy of the Members holding a majority of the outstanding Percentage Interests of the Company shall constitute a quorum. Except as otherwise provided in this Agreement, matters on which the Members are entitled to vote under this Agreement which are presented at any meeting shall be decided by Majority Vote of the Members.

7.4	Approval of Certain Matters

The Company shall not take, and the Manager covenants and agrees that it shall not undertake on behalf of the Company, any of the following actions without the approval of the Members acting by a Majority Vote:

(a)            the filing of a petition in or for bankruptcy, reorganization or an arrangement with creditors;

(b)           the dissolution of the Company prior to the expiration of the terms pursuant to Section 2.6;

(c)           the issuance of Additional Units by the Company except to the extent that the issuance of such Additional Units is permitted under Section 3.4(a);

(d)          the approval of new related-party transactions under Section 6.8(g);

(e)           the amendment of this Agreement, except as otherwise provided in Section 7.5; or

(f)           any other matter for which Member approval is specifically required under the Delaware Act by provisions of state law which can not be waived by the Members—it being the intent of the Members to waive, to the maximum extent permitted, all such voting rights (except to the extent that specific voting rights are reserved to the Members herein).

7.5	Voting on Amendments

(a)           Procedure.  Except as otherwise provided in this Section 7.5, the provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Manager and a Majority Vote of the Members; provided, that if any Member whose consent is not otherwise required pursuant to the foregoing is treated in such amendment, modification or waiver adversely from other such parties, then such Member's prior written consent shall be required for any such amendment, modification or waiver.  In no event shall any party be required to make any Capital Contribution to the Company without such party's prior written consent except as expressly provided in this Agreement and in no event shall any such amendment, modification or waiver cause any Member to become personally liable for any obligation of the Company without such party's consent. No course of dealing or the failure of any party to enforce any provision of this Agreement shall in any way be construed as a waiver of such provision and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

(b)           Exception.  Notwithstanding anything in this Agreement to the contrary, the Manager may at any time, without the consent of any Member:  (i) amend Exhibit A to reflect any change required to be made in such schedule pursuant to the terms of this Agreement; (ii) restate this Agreement together with any amendments which have been duly adopted in accordance with the terms of this Agreement, to incorporate such amendments in a single, integrated document; and (iii) amend this Agreement to:

(i)             effect compliance with any applicable law or regulation;

(ii)           reflect the issuance or Transfer of Units and/or the admission of a Member;

(iii)           reflect that a Member has ceased to be a Member;

(iv)           formalize an amendment to this Agreement in accordance with Section 7.5, or to cure any ambiguity in this Agreement, or to eliminate conflicts between inconsistent provisions;

(v)            reflect any change in the Company's principal offices, agent for service of process or Tax Matters Member;

(vi)           delete from or add to the Agreement any provision required to be so deleted or added by the staff of the Securities and Exchange Commission or by a state blue sky commissioner or similar such official, which addition or deletion is deemed by such commission or official to be for the benefit or protection of the Members;

(vii)           upon notice to all Members, to amend the provisions of Article IV or any other related provision of this Agreement, and to ensure that the allocations and Distributions contained in Article IV or any related provision will have substantial economic effect in accordance with the most recently proposed or final Regulations relating to Code Section 704 or any other statute, regulation or judicial interpretation relating to such allocations or otherwise reflect the economic arrangement of the Members and Unit Holders as reflected in Section 4.2; provided, that the Manager shall first have received an opinion of counsel to the Company that such amendment will not materially adversely diminish the interests of the Unit Holders; further provided, that any such amendments shall amend the provisions of the Agreement to the minimum extent necessary in accordance with the advice of the Company's accountants and counsel to accomplish such objectives;

(viii)         to accommodate investments in the Company by employee benefit plans through group trusts or other investment vehicles, to comply with ERISA, to prevent the Company from being classified as an investment company under the Investment Company Act of 1940 or to accommodate the creation of Special Purpose Entities; and/or

(ix)           to make any other amendment which does not adversely affect the rights of any Member.

7.6	Inspection of Books and Records

(a)           Upon reasonable notice to the Company, the Members (at their own expense) shall have the right to inspect the Company’s books and records during normal business hours in a manner the Manager reasonably believes will minimize any adverse impact of such inspection on the Company’s business and to minimize the disclosure of confidential information.

(b)           If requested by any Member in writing and at the Member’s expense, the Manager, acting on behalf of the Company, shall choose and hire a qualified independent auditor to conduct an audit of the Company’s financials (not more than once per fifteen month period). Upon completion of such audit, the Company shall make the results and any reports available to all Members. If the audit reveals discrepancies of greater than 10% with respect to any material item (such as annual revenues or net income) from the financial statements prepared by the Company for the period in question, the Company will reimburse the Member for the costs of the audit.

ARTICLE VIII
LIMITATION ON LIABILITIES; INDEMNIFICATION

8.1	Limitation on Liabilities

(a)           Except as otherwise provided in this paragraph, neither the Manager nor any of its members, officers, employees, agents or Affiliates shall be liable to the Company, the Members, Unit Holders or the Special Purpose Entities for any act performed or omitted in good faith by such Person in its capacity as a member, officer, employee, agent, or Affiliate of the Manager, to the maximum extent permitted by the Delaware Act.  The Manager may exercise any of the powers granted to it under this Agreement, and perform any of the duties imposed upon it hereunder, either directly or by or through its members, employees, agents or Affiliates. The Manager shall not be responsible for any misconduct or negligence on the part of any such member, employee, agent or Affiliate appointed by the Manager in good faith.  The Manager shall be entitled to rely upon the advice of legal counsel, independent public accountants, developers and other experts, including financial advisors, and any act of or failure to act by the Manager in good faith reliance on such advice shall in no event subject the Manager or any of its members, officers, employees, agents or Affiliates to liability to the Company, the Members, the Unit Holders, or the Special Purpose Entities.  If the Manager or any Affiliate enters into a separate agreement with the Company, pursuant to which it proposes to deliver goods and/or services to the Company (such as the Property Development and Management Agreement), and such agreement stipulates a standard of care different than the standard of care described in this Section 8.1, the standard of care in such separate agreement shall be applied to judge the adequacy of such party's performance of its duties thereunder.

(b)           Whenever in this Agreement or in any agreement contemplated hereby, the Manager is permitted or required to take any action or to make a decision in its "sole discretion" or "discretion" or under a grant of similar authority or latitude, the Manager shall be entitled to consider only such interests and factors as it desires, including its own, and shall, to the maximum extent permitted by applicable law, have no duty or obligation to give any consideration to any interests or factors affecting any other Member or Unit Holder.

(c)           Whenever in this Agreement, the Manager is permitted or required to take any action or to make a decision in its "good faith" or under another express standard, the Manager shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein or by relevant provisions of law or in equity or otherwise, and, notwithstanding anything contained herein to the contrary, so long as the Manager acts in good faith, the resolution, action or terms so made, taken or provided by the Manager shall not constitute a breach of this Agreement or any other agreement contemplated herein or impose any liability upon the Manager or any of its members, officers, employees, agents or Affiliates.

8.2	Indemnification

(a)           Right to Indemnification. Each Person who was, is or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any threatened, pending or completed action, suit, claim or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal ("Proceeding"), by reason of the fact that he is or was the Manager, or a manager, officer, employee, agent or Affiliate of the Manager or the Company or, that being or having been the Manager, or a manager, officer, employee, agent or Affiliate of the Manager or the Company, s/he is or was serving at the request of the Company as a officer, director, manager, partner, trustee, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise in which the Company has an interest,  including but not limited to a Special Purpose Entity (an "Indemnitee"), whether the basis of the proceeding is alleged action in an official capacity or in any other capacity while serving as such officer, director, manager, member, partner, trustee, employee or agent, shall be indemnified and held harmless by the Company against all losses, claims, damages (compensatory, exemplary, punitive or otherwise), liabilities and expenses (including attorneys' fees, costs, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement and any other expense) actually and reasonably incurred or suffered by such Indemnitee in connection with such Proceeding, and such indemnification shall continue as to an Indemnitee who has ceased to be the Manager or a manager, officer, employee, agent or Affiliate of the Manager or the Company or a director, officer, manager, member, partner, trustee, employee or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise in which the Company has an interest, and shall inure to the benefit of the Indemnitee's heirs, executors and administrators.  Except as provided in Section 8.2(d) with respect to Proceedings seeking to enforce rights to indemnification, the Company shall indemnify any such Indemnitee in connection with a Proceeding (or any part of such Proceeding) initiated by such Indemnitee only if a Proceeding (or such part) was authorized or ratified by the Manager.  The right to indemnification conferred in this Section 8.2 shall be a contract right.

(b)           Restrictions on Indemnification. No indemnification shall be provided to any such Indemnitee for acts or omissions of the Indemnitee finally adjudged to be a matter for which such Indemnitee is liable to the Company because it falls outside of the limitations on liability set forth in Section 8.1.

(c)           Advancement of Expenses.  If the Indemnitee is the Manager or any member or officer of the Manager, such Indemnitee shall have the right to demand that the Company pay the expenses incurred by the Indemnitee in defending any proceeding in advance of its final disposition (an "Advancement of Expenses"). An Advancement of Expenses shall be made upon delivery to the Company of an undertaking (an "Undertaking"), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified. No other Indemnitee shall be entitled to such an Advance of Expenses pursuant to this Section 8.2(c), unless such right is expressly granted to such Indemnitee by the Manager, and the Manager may grant such a right at any time, before or after the occurrence of the events giving rise to the claim against the Indemnitee.

(d)           Right of Indemnitee to Bring Suit.  If a claim under Section 8.2(a) or 8.2(c) is not paid in full by the Company within sixty (60) days after a written claim has been received by the Company, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be twenty (20) days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim.  If successful in whole or in part, in any such suit or in a suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of litigating such suit.  The Indemnitee shall be presumed to be entitled to indemnification under this Section 8.2 upon submission of a written claim (and, in an action brought to enforce a claim for an Advancement of Expenses by an Indemnitee entitled to make such a claim under Section 8.2(c), when the required Undertaking has been tendered to the Company) and thereafter the Company shall have the burden of proof to overcome the presumption that the Indemnitee is so entitled.

(e)           Procedures Exclusive.  The procedures for indemnification and the Advancement of Expenses set forth in this Section 8.2 are in lieu of the procedures required by the Delaware Act or any successor provision of the Delaware Act.

(f)           Nonexclusivity of Rights.  Except as set forth in Section 8.2(e), the right to indemnification and the Advancement of Expenses conferred in this Section 8.2 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, provision of this Agreement, general or specific action of the Manager or Members, contract or otherwise.

(g)           Insurance Contracts and Funding. The Company may maintain insurance, at its expense, to protect itself and any Manager, or any member, officer, employee or agent of the Manager or the Company against any expense, liability or loss, whether or not the Company would have the authority or right to indemnify such Person against such expense, liability or loss under the Delaware Act or other applicable laws. The Company may enter into contracts with any member, officer, employee or agent of the Manager or the Company in furtherance of the provisions of this Section 8.2 and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect the indemnification as provided in this Section 8.2.

(h)           Persons Serving Other Entities. Any Person who, while a manager, officer, agent or employee of the Manager or the Company, is or was serving (a) as a director, officer, employee or agent of a corporation of which a majority of the shares entitled to vote in the election of its directors is held by the Company or (b) as a member, manager, partner, trustee or otherwise in an executive or management capacity in a partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise of which the Company or a wholly owned subsidiary of the Company is a member, general partner or has a majority ownership shall conclusively be deemed to be so serving at the request of the Company and entitled to indemnification and the Advancement of Expenses under Sections 8.2(a) and 8.2(c).

ARTICLE IX
TAX MATTERS

9.1	Tax Matters Member

(a)           Designation.          The Manager is hereby designated as the "tax matters partner" in accordance with Code Section 6231(a)(7) and, in connection with such section and in addition to all other powers given under such section, shall have all other powers needed to perform fully hereunder, including, without limitation, the power to retain all attorneys and accountants of his choice (the "Tax Matters Member").  The designation made in this Section 9.1(a) is hereby expressly consented to by each Member as an express condition to becoming a Member.

(b)           Expenses of Tax Matters Member; Indemnification. The Company shall indemnify and reimburse the Tax Matters Member for all reasonable expenses, including legal and accounting fees, claims, liabilities, losses and damages incurred in connection with any administrative or judicial proceeding with respect to the tax liability of the Unit Holders attributable to the Company.  The payment of all such expenses shall be made before any Distributions are made to Unit Holders.  Neither the Tax Matters Member nor any Member shall have any obligation to provide funds for such purpose. The provisions for exculpation and indemnification as set forth in Article VIII of this Agreement shall be fully applicable to the Member acting as Tax Matters Member for the Company.

(c)           Duties of Tax Matters Member. The Tax Matters Member (i) shall, if a Person other than the Manager, consult with and consider the views of the Manager prior to taking any material action in its capacity as the tax matters partner and shall not settle any audit or judicial proceeding without the approval of the Manager; (ii) shall promptly furnish the Members and Unit Holders with all copies of material documents and notices received in connection with an administrative or judicial proceeding relating to income tax matters of the Company; and (iii) shall notify promptly each of the Members and Unit Holders under the following circumstances: (A) if the Tax Matters Member causes an amended return to be filed on behalf of the Company; (B) if the Tax Matters Member extends the statute of limitations on assessments with respect to any taxable year of the Company; (C) if any tax return of the Company is audited or if any adjustments to any such return are proposed in writing; and (D) if the Tax Matters Member enters into a settlement agreement relating to any items of Company income, gain, loss, deduction or credit for any taxable year of the Company.

(d)           Returns and Other Elections. The Tax Matters Member shall cause the preparation and timely filing of all tax and information returns required to be filed by the Company pursuant to the Code and all other tax and information returns deemed necessary and required in each jurisdiction in which the Company does business.  Copies of such returns, or pertinent information from such returns, shall be furnished to the Members and Unit
Holders within a reasonable time after the end of the Company's Fiscal Year.  Except as otherwise expressly provided to the contrary in this Agreement, all elections by the Company under federal or state laws shall be approved by the Manager.

ARTICLE X
BOOKS, RECORDS, REPORTS AND BANK ACCOUNTS

10.1	Books and Records

The Manager shall keep, or cause to be kept, true, exact and complete books of account of the Company's affairs, in which shall be entered fully and accurately each transaction of the Company and of each entity, which it controls.  The books of account shall be kept on a basis as determined by the Manager.  Such books of account, together with all correspondence, papers and other documents, shall be kept at the principal office of the Company and shall be, at all reasonable times, open to the examination of any of the Members or its duly authorized representatives.  Copies of documents may be provided to the requesting Member at its expense.  Except as otherwise provided in this Agreement, all financial books and records of the Company and of each entity which it controls shall be kept, and all financial statements furnished to the Members under this Agreement shall be prepared, in accordance with generally accepted accounting principles consistently applied, as modified by tax basis accounting in the event the Manager shall determine in its sole discretion to utilize tax basis accounting principles in connection with such books and records or financial statements.

10.2	Fiscal Year

The Fiscal Year and the taxable year of the Company shall end as of December 31 of each calendar year.

10.3	Tax and Financial Reports

(a)           The Manager shall prepare or cause to be prepared the following reports for the benefit of the Members:

(i)             Within a reasonable time after the end of each Fiscal Year, the Company shall mail to each Member a statement as to its distributive share of income, gain, deduction, losses and credits, as the case may be, for income tax reporting purposes for such Fiscal Year, together with any other information concerning the Company necessary for the preparation of such Member's income tax return, including a Form K-1 for the Company.

(ii)            Within a reasonable time after the end of each calendar quarter, the Company shall mail to the Members a status report of the investments and activities of the Company during that quarter.

(iii)           As long as the Offering is continuing, the Company shall provide to the Members (and as appropriate to prospective investors) supplements to the Memorandum summarizing the material terms of proposed investments for the Company's property portfolio, with such supplements to be circulated as soon as is reasonably practicable after the Company enters into binding commitments to purchase such investments.

(iv)           Within a reasonable time after the end of each Fiscal Year, the Company shall mail to the Members a balance sheet and income statement for the Fiscal Year prepared in accordance with generally accepted accounting principals consistently applied, subject to noted exceptions, if any, which financial statements shall be audited by a firm of independent certified public accountants engaged on behalf of the Company by the Manager.

(b)           The Manager shall prepare or cause to be prepared all federal, state and local tax returns of the Company for each year for which such returns are required to be filed.

(c)           The Tax Matters Member shall promptly notify all Members of any audits of the Company by the Internal Revenue Service or any state or local taxing authority.

(d)           To the extent that the Company's indebtedness requires the preparation of reports, audits and statements, the Manager shall prepare or cause to be prepared all such reports, audits and statements, to comply with the terms of such indebtedness.

(e)           The Members shall not disclose information contained in any report or statement distributed by the Company without first securing the consent of the Manager, unless such disclosure is required by applicable law, in which event the disclosure shall be limited to those matters requiring disclosure.  To the extent that the Company provides any of the reports produced for Members under this Section 10.3 to Persons who are Unit Holders and not Members, such Unit Holders, by receiving such reports, shall be bound by the same terms of confidentiality as those applying to the Members.

ARTICLE XI
DISSOLUTION, LIQUIDATION AND TERMINATION

11.1	Events Causing Termination

Except as otherwise provided in this Agreement, the Company shall be dissolved and shall terminate, and its affairs shall be wound up, upon the occurrence of any of the following events (the "Termination Event”):

(a)            the bankruptcy of the Company;

(b)          the determination of the Manager with the consent of the Members by Majority Vote;

(c)           December 31, 2024; provided, however, that the Manager may, by giving written notice to the Members, extend the terms through December 31, 2025.

(d)           A Withdrawal Event of the Manager except to the extent otherwise provided in Section 6.11;

(e)            the sale or other disposition of all or substantially all of the assets of the Company; or

(f)            the entry of a decree of judicial dissolution of the Company pursuant to Section 18-801 of the Delaware Act.

11.2	Actions of Members

No action of or event affecting a Member shall dissolve or terminate the Company unless specifically provided in Section 11.1 of this Agreement.

11.3	Deferred Liquidation

If the Manager shall determine that an immediate sale of part or all of the Company's assets would cause undue loss to the Members, the Manager may, after having given notice to all Members, and to the extent not then prohibited by any applicable law of any jurisdiction in which the Company is formed or then qualified, defer liquidation of, and withhold from Distribution for a reasonable time, any assets of the Company except those necessary to satisfy the Company's debts and obligations.

11.4	Distribution in Case of Termination

Upon a Termination Event, the Manager, or upon the withdrawal of the Manager, such liquidating agent as the Members acting by a Majority Vote may appoint, shall proceed to wind up the affairs of the Company, liquidate the assets and apply and distribute the proceeds in the following order of priority:

(a)           to the payment of the debts and liabilities of the Company and the expenses of liquidation in the order of priority as provided by law, including any loans or other amounts owing the Manager or its Affiliates and to the establishment of any Reserves which the Manager or liquidating agent shall deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company.  Such Reserves may be paid over by the Manager or liquidating agent to a bank or an attorney-at-law to be held in escrow for the purpose of paying any such contingent or unforeseen liabilities or obligations, and at the expiration of such period as the Manager or liquidating agent shall deem advisable, such reserves shall be distributed to the Unit Holders or their assigns in the order of priority provided in this Section 11.4; and

(b)           remaining Distributions, if any, shall be made to the Members and Unit Holders in accordance with section 4.4.  Except as otherwise provided in this Agreement, the liquidation shall be conducted in accordance with Section 1.704-1(b)(2) of the Regulations.  The Company shall terminate when all property owned by Company shall have been disposed of and the net proceeds, after satisfaction of liabilities to creditors, shall have been distributed among the Unit Holders as set forth above.  The establishment of any Reserves in accordance with the provisions of Section 11.4(a) shall not have the effect of extending the term of the Company.

11.5	Clawback Provision

After the final Distribution of the Company's assets among Unit Holders as provided for in Section 11.4, if the aggregate amount distributed to the Unit Holders, under any of the provisions of this Agreement over the lifetime of the Company, does not equal the Target Amount (the deficit, if any, herein referred to as the "Deficit Amount,"):

(a)           the Manager, in proportion to the amounts that it has received as Distributions in respect to its Profit Interests, shall make a Capital Contribution to the Company equal to the Deficit Amount; provided, however, that the Manager shall not be obligated hereunder to contribute an amount in excess of the aggregate Distributions that it has received in respect to its Profit Interest; and

(b)           the amount contributed by the Manager under subparagraph (a) shall be distributed, no later than ten days after receipt, among the Unit Holders in proportion to their positive Capital Account balances.

11.6	No Obligation to Restore Negative Capital Account Balance Upon Liquidation

Notwithstanding anything to the contrary contained in this Agreement other than Section 11.5, and notwithstanding any custom or rule of law to the contrary, to the extent that a deficit, if any, in the Capital Account of any Unit Holder results from or is attributable to deductions or losses of the Company (including non-cash items such as amortization or depreciation), or Distributions of money or other property pursuant to this Agreement to Unit Holders, such deficit shall not be an asset of the Company and such Unit Holder shall not be obligated to contribute such amount to the Company to bring the balance of such party's Capital Account to zero.

11.7	Right of Unit Holder Upon Liquidation

Except as provided by law or as expressly provided in this Agreement: (i) each Unit Holder shall look solely to the assets of the Company for the return of its Capital Contribution and shall have no right or power to demand or receive property other than cash from the Company; (ii) no Unit Holder shall have priority over any other Unit Holder as to the return of its Capital Contributions, Distributions or allocations; and (iii) if the property remaining after the payment or discharge of liabilities of the Company is insufficient to return the Capital Contributions of Unit Holders, no Unit Holder shall have recourse against any Unit Holder so long as the assets of the Company have been distributed in accordance with this Section 11.

11.8	Members' Intent

It is the intent of all the parties to this Agreement that all Distributions, including those to be made at liquidation, to the Unit Holders and the Manager are to be made in accordance with the Distribution rules set forth in Article IV of this Agreement (the "Cash Distribution Rules"). With this in mind, the tax allocation rules of Article IV have been drafted so that the final Capital Account balances of the Unit Holders and the Manager, computed at the time of liquidation, will have positive Capital Account balances which will result in Distributions to those Persons which are identical to the Distributions that such Persons would have received had the final liquidation Distributions been made among them under the Cash Distribution Rules, without reference to their positive Capital Account balances at liquidation.  If, however, at the time of liquidation, the amounts distributable to the Unit Holders and the Manager based upon their then positive Capital Account balances under Section 11.4(b) are not identical to the amounts that would be distributable to them under the Cash Distribution Rules, regardless of their positive Capital Account balances, the Manager shall, notwithstanding the provisions of Article IV, allocate, to the extent possible, the Company's gains, profits and losses among the Unit Holders and the Manager, including the making, as necessary, of gross allocations of gains, profits and losses, in a manner that will cause the Distribution of liquidation proceeds to the Members to be made in accordance with the Cash Distribution Rules, and at the same time to be in accordance with the Members' respective positive Capital Account balances, after taking in account the special allocations required by this Section. If, for whatever reason, there is not sufficient gain, profits or losses upon the Company's liquidation to permit Distributions to be made in accordance with the Cash Distribution Rules, and to be made in accordance with the Unit Holders' and Manager's respective positive Capital Account balances, the allocations will be made to permit Distributions to be as close as possible to those required by the Cash Distribution Rules, but the Distributions themselves will be made in accordance with the final respective positive Capital Account balances to ensure that the tax allocations of gains, profits and losses required by this Agreement are respected under Section 704(b) of the Code and the corresponding Treasury Regulations.

ARTICLE XII
TRANSFER OF UNITS

12.1	General Restriction

No Member nor Unit Holder may Transfer all or any part of its interest in the Company, or any of its rights hereunder, except in strict compliance with the restrictions set forth in this Article XII.  Furthermore, no transferee of any such interest shall become a Member of the Company except as provided in Section 12.6.

12.2	Authorized Transfers

Subject to complying with the conditions of Section 12.3, each Member and Unit Holder may Transfer all or any part of its Units in the Company to a transferee, by giving written notice of such Transfer to the Manager, and the transferee thereof will become a Unit Holder as to the transferred interest having the rights and subject to the obligations specified in this Article XII.  Such a Transfer shall, however, not cause such transferee to be admitted as a Member, unless the Manager's consent thereto is granted under Section 12.6.

12.3	Conditions to Transfer

No Transfer of any Unit or other interest in the Company, whether voluntary or involuntary, shall be valid or effective, unless the following conditions are satisfied:

(a) The Manager determines that the Transfer will not:

(i)             require registration of any interest in the Company under any securities laws of the United States of America, any state or any other jurisdiction;

(ii)            subject the Company or the Manager to registration under any securities or commodities laws of the United States of America, any state or any other jurisdiction;

(iii)           constitute, when added to other Transfers, trading on a secondary market, or on an equivalent of such market, for purposes of Code Section 7704, 469(k) or 512(c)(2) or any successor provisions;

(iv)           result in a termination of the Company for U.S. federal income tax purposes under Section 708(b)(1)(B) of the Code or result in the taxation of the Company as an association taxable as a corporation for federal income tax purposes;

(v)           violate or be inconsistent with any representation or warranty made by the transferor at the time the transferor subscribed for or acquired the interest being transferred; or

(vi)           constitute a breach or event of default under any agreement between the Company or any of its Special Purpose Entities, as the case may be, and a third party lender.

The transferor, or the transferor's legal representative, shall give the Manager written notice before making any voluntary Transfer and within 30 days after any involuntary Transfer and shall provide such information in connection with the Transfer as may reasonably be requested by the Manager, including information to allow legal counsel acting for the Company to make the determination that the Transfer will not result in any of the consequences referred to in clauses (i) through (vi) above.

(b)           If the Transfer would result in the joint or multiple ownership of any Unit that is being transferred, the Manager may require the designation of a single representative to represent the entire transferred interest for the purpose of receiving all notices which may be given and all payments which may be made under this Agreement and for the purpose of exercising all other rights exercisable as to such transferred interest under the provisions of this Agreement.

(c)           Prior to recognizing any Transfer, the Manager may require (i) the transferor to execute and acknowledge an instrument of Transfer in form and substance satisfactory to the Manager and to reimburse the Company for all expenses reasonably incurred in connection with the Transfer, and (ii) the transferee to make certain representations and warranties to the Company and the Manager and to accept, adopt and approve in writing all of the terms and provisions of this Agreement.

(d)           Whether or not the transferee executes a separate instrument confirming its willingness to be bound by the terms of this Agreement as to the Units or interest in the Company being transferred to it, the transferee shall be bound by all of the terms and conditions of this Agreement, including restrictions on any subsequent Transfer of such interest by such transferee.

(e)           Unless the Manager consents, the Transfer of all or any part of a Unit Holder's interest in the Company shall not release the transferor from personal liability for the payment of additional Capital Contributions called by Capital Contribution Assessments that may be due to the Company in respect to the transferred interest.

12.4	Rights and Obligations of Transferee

(a)           From and after the effective date of a Transfer, the transferee of one or more of the Units shall be entitled to receive all Distributions, to participate in all Profits and Losses (including allocations of income, gain, loss, deduction, credit or similar items) attributable to the Units transferred to the transferee.

(b)           From and after the effective date of the Transfer, the transferee of one or more of the Units shall be liable to the Company for any unpaid portion of the Capital Contribution Commitment relating to the transferred interest, and shall be required to pay to the Company such Capital Contributions as and when required by Section 3.2.  Such obligation shall, however, not release the transferor of such obligation, unless the Manager specifically grants such a release.

(c)           Any transferee of Units in the Company shall have no right to participate in the management of the business and affairs of the Company, or to become or to exercise any rights or powers of a Member, except to the extent that the Manager consents to the admission of such transferee as a Member, and the Member is vested with such rights under the terms of this Agreement.

(d)           A Member ceases to be a Member and to have the power to exercise any rights or powers of a Member upon the assignment of all of such Member's interest in the Company to one or more transferees.

(e)           References to "Unit Holders" in this Agreement refer to both transferees of Units, whether or not they become Members, and to Members, in each case as to the Units owned by them.  References to "Members" in this Agreement refer only to the Manager and Persons who own their Units as Members.

12.5	Effectiveness of Transfers

The Company shall have no obligation to recognize the effectiveness of any Transfer, whether voluntary or involuntary, until the Manager receives notice of the actual of proposed Transfer and confirms compliance with the conditions set forth in Section 12.3. At such time, the Manager shall note the transfer of the Units on the Company's books and records.

12.6	Admission of Transferee as Member

No transferee of the Units or an interest in the Company shall be admitted to the Company as a Member without the written consent of the Manager, which consent may be granted or withheld by the Manager in its sole discretion.  Compliance with the requirements of Section 12.3 does not vest in any transferee the right to become a Member as to the transferred interest.

12.7	Attempted Transfers in Violation of Transfer Restrictions

(a)           Void Transfers. Any attempt to Transfer Units or any other interest in the Company in violation of this Agreement shall be ineffective and the Company and the Members shall have no obligation to recognize the purported Transfer in any manner.

(b)           Indemnification.  In the case of a Transfer or attempted Transfer in violation of this Agreement, the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold the Company and the Members, harmless from all costs, liability and damages that any of such indemnified persons may incur (including, without limitation, incremental tax liability (including penalties and interest) and attorneys' and accountants' fees and expenses) as a result of such Transfer or attempted Transfer.

12.8	Withdrawal of Members or Unit Holders

Neither a Member nor a Unit Holder may withdraw from the Company, except to the extent that such party arranges for the Transfer for all of its Units in the Company in accordance with the provisions of this Agreement.

ARTICLE XIII
DISPUTE RESOLUTION

13.1	Disputes

Except for the specific performance remedy set forth in Section 13.5, in the event a dispute of any kind arises out of, in connection with, or relating to this Operating Agreement or the operations of the Company hereunder (including any dispute concerning its construction, performance or breach), the parties to the dispute (who may be any combination of the Company and any one or more of the Members and Unit Holders) will attempt to resolve the dispute as set forth in Section 13.2 before proceeding to arbitration as provided in Section 13.3. Each Member, each Unit Holder, and the Company waive all rights to seek remedies in any court (including the right to seek dissolution by decree of court), and the right to jury trial.  All documents, discovery and other information related to any such dispute, and the attempts to resolve or arbitrate such dispute, will be kept confidential to the fullest extent possible.

13.2	Negotiation

If a dispute arises, any party to the dispute will give written notice to each other party. If the Company is not a party to the dispute, notice will also be given to the Company. After notice has been given, the parties in good faith will attempt to negotiate a resolution of the dispute.

13.3	Arbitration

If, within 45 days after the notice provided in Section 13.2 has been given, a dispute is not resolved through negotiation or mediation, the dispute will be arbitrated. The parties to the dispute agree to be bound by the selection of an arbitrator, and to settle the dispute exclusively by binding arbitration in accordance with the following provisions:

(a)           All parties to the dispute will collectively select one arbitrator. If they fail to do so within 45 days after the notice provided in Section 13.2, one or more parties will request the Arizona Academy of Mediators & Arbitrators Judicial Arbitration and Mediation (“JMA”), to submit a panel of five arbitrators from which the choice will be made. The party requesting the arbitration will strike first, followed by alternative striking until one name remains. A similar procedure will be followed if there are more than two parties. The parties may by agreement reject one entire list, and request a second list. If selection by the above method is not completed within 90 days after the notice provided in Section 13.2, or if there are more than four parties, then the arbitrator will be selected by JMA. The arbitrator so selected will then arbitrate the dispute in Phoenix, Arizona, and issue an award.

(b)           To the extent consistent with the provisions of this Section 13.3, the arbitration will be conducted under the rules that JMA or the arbitrator may impose and in accordance with the then current version of Arizona’s Uniform Arbitration Act. The arbitrator’s decision will be made pursuant to the relevant substantive law of the State of Delaware. The award of the arbitrator will be final, binding and non-appealable. Judgment on the award may be entered in any court, state or federal, having jurisdiction.

(c)           The fees and expenses of the arbitrator, and the other direct costs of the arbitration, will be shared, initially, by the parties to the dispute who are Members or Unit Holders in proportion to their Percentage Interests and (if the Company is a party to the dispute) by the Company in such proportion as the arbitrator may determine just and equitable.  Each party to the dispute will bear all other costs and expenses.  If one or more Members or Unit Holders are included in the arbitration because of his, its or their current or former ownership of a Unit, such group will collectively be treated as one party to the dispute (through the Company as a party).  The Arbitrator, as part of his final award, within his sole discretion, shall have the power, but not the obligation, to allocate direct and indirect costs and fees against any and all parties as s/he deems equitable.

ARTICLE XIV
GENERAL PROVISIONS

14.1 Notices

All notices or other communications required or permitted hereunder will be in writing and will be deemed given when delivered:  (a) personally; (b) by registered or certified mail (postage prepaid); (c) by legible facsimile transmission; or (d) by overnight courier (fare prepaid), in all cases addressed to each Member at the address set forth in Exhibit A, and to the Manager or the Company as follows:

If to the Manager or the Company:	L.A. Management, LLC
14550 N. Frank Lloyd Wright Blvd., Suite 200
Scottsdale, Arizona 85260
Attention: Mark Roth, Manager
Fax No. (206) 407-2795

Notice will be deemed received the same day (when delivered personally), five (5) days after mailing (when sent by registered or certified mail), or the next business day (when sent by facsimile transmission with telephonic confirmation of receipt or when delivered by overnight courier).  Any party to this Agreement or the Company may change its address to which all communications and notices may be sent by sending notices of such change in the manner provided.

14.2	Heirs, Successors and Assigns

Each and all of the covenants, terms, provisions and agreements contained in this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

14.3	Creditors; No Third Party Beneficiaries

None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company.  The covenants, obligations and rights set forth in this Agreement are not intended to benefit any creditor of the Company, any creditor of any Unit Holder or any third party.  Except as permitted by applicable law, no such creditor or third party shall, under any circumstances, have any right to compel any actions or payments by the Company or the Unit Holders, or shall, by reason or any provision contained in this Agreement, be entitled to make any claim in respect to any debt, liability, obligation or otherwise against any such party.

14.4	Rights and Remedies Cumulative

The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies.  Such rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

14.5	Execution of Additional Instruments

Each Unit Holder agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules or regulations.

14.6	Applicable Law

This Agreement, and the application and interpretation of this Agreement, shall be subject to and shall be governed exclusively by its terms and by the laws of Delaware, without regard to its conflict of laws provisions.  In the event of a direct conflict between the provisions of this Agreement and the laws of Delaware, the Delaware Act or the Certificate of Formation, such provisions of Delaware law, Delaware Act or the Certificate of Formation, as the case may be, will be controlling.

14.7	Power of Attorney

Each of the Unit Holders hereby irrevocably constitute and appoint the Manager his, her or its true and lawful attorney-in-fact with full power and authority in his, her or its name, place and stead to execute, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to carry out the provisions of this Agreement, including, but not limited to:

(a)           all certificates and other instruments (including counterparts of this Agreement), and any amendment of certificates and other instruments, that the Manager deems appropriate to form, qualify or continue the Company as a limited liability company in each jurisdiction in which the Company may conduct business or in which such formation, qualification or continuation is, in the opinion of the Manager, necessary to protect the limited liability of the Members;

(b)           any other instrument or document that may be required to be filed by the Company under the laws of any state or that the Manager deems advisable to file;

(c)           all amendments to this Agreement and the Certificate of Formation adopted in accordance with the terms of this Agreement and all instruments that the Manager deems appropriate to reflect a change in or modification of the Company made in accordance with the terms of this Agreement; and

(d)           any instrument or document, including amendments to this Agreement and the Certificate of Formation, that may be required to effect the continuation of the Company, the admission of a Member or an additional or successor Manager, or the dissolution and termination of the Company; provided, however, that such continuation, admission, dissolution or termination is in accordance with this Agreement.

14.8	Applications, etc

At the expense of the Company, the Manager shall promptly have prepared, executed and filed or recorded all legally required fictitious name or other applications, registrations, publications, certificates and affidavits for filing with the proper governmental authorities and have arranged for the proper advertisement, publication and filing of record thereof.

14.9	Integration

This Agreement represents the entire understanding of the parties with respect to the subject matter of this Agreement.

14.10	Interpretation

This Agreement shall not be construed against the drafter of this Agreement.  As used in this Agreement, the neuter, masculine and/or feminine gender shall include the neuter, masculine or feminine gender as required by the context of the sentence and the plural shall include the singular wherever appropriate. The titles of the sections herein have been inserted for ease of reference only and shall not control or affect the meaning or construction of any of the terms or provisions hereof.

14.11	Other Agreements

The parties to this Agreement hereby acknowledge and agree that the Manager, without the approval of such parties, may enter into side letters or similar written agreements ("Other Agreements") with certain Members, executed contemporaneously with the admission of such Members to the Company, containing terms and conditions requested by such Members to meet certain requirements of such Members.  The parties to this Agreement acknowledge and agree that the terms contained in any such Other Agreement with a Unit Holder shall govern with respect to such Member notwithstanding the provisions of this Agreement.  The Company and the Manager shall disclose to the Members any such Other Agreements, and, to the extent any such Other Agreement entered into with a Member has the effect of establishing rights or otherwise providing such Member with benefits materially more favorable to those of any other Member, each such other Member shall be offered the opportunity to receive substantially the same rights and benefits.

14.12	Counterparts.

The parties to this Agreement may execute this Agreement in any number of counterparts, each of which, when executed and delivered, shall be an original; but all such counterparts shall constitute one and the same instrument.  Delivery of executed counterparts to this Agreement shall be effective and binding upon execution and delivery.

14.13	Severability of Provisions

Each provision of this Agreement shall be considered severable.  If for any reason any provision or provisions of this Agreement are determined to be illegal or invalid, such illegality or invalidity shall not impair the operation of or affect those portions of this Agreement that are valid and this Agreement shall be construed in all respects as if such invalid or illegal provision was omitted.

14.14	Sponsor's Execution of Agreement

The Sponsor is executing this Agreement solely for the purpose of binding itself to those provisions which by their terms apply to the Sponsor.  The Sponsor is not, and will not be, a Member of the Company unless it chooses to purchase Units from the Company, in which event it will have, as to those Units, the same rights as would be accorded to other Persons purchasing Units and becoming Members of the Company. Furthermore, the Sponsor will have no liability to the Company as to the performance by the Manager of its duties hereunder, even though the Sponsor is affiliated with the Manager.

MANAGER:	L.A. MANAGEMENT, LLC, an Arizona limited liability company

By:

Name:

Title:

OTHER MEMBERS:	By: L.A. MANAGEMENT, LLC, an Arizona limited liability company, as Attorney-In-Fact for each Member whose name appears on the attached Exhibit A

By:

Name:

Title:

SPONSOR:
ECC MANAGEMENT, LLC, a Washington limited liability company, executing this Agreement for the sole purpose of binding it to the provisions applicable to it, and not for the purpose of making it a Member of the Company

By:

Name:

Title:

EXHIBIT A

MEMBERS’ CAPITAL CONTRIBUTION
COMMITMENTS/UNITS/PERCENTAGE INTERESTS

Name and Address	Capital		Initial
of Member	Contribution Commitment	Units	Percentage Interest

EXHIBIT “B”

CONSTRUCTION MANAGEMENT SERVICES AGREEMENT

THIS CONSTRUCTION MANAGEMENT SERVICES AGREEMENT (this "Agreement") is made and entered into and effective this ___ day of _____________, 2015 (the "Effective Date") by and between Luna Azul Development Fund, LLC, a Delaware limited liability company ("Owner") and ECC Management, LLC, a Washington limited liability company ("ECC").

RECITALS:

A.	Owner desires to design and develop a small, gated community of cottage homes for the benefit of adults with developmental, intellectual and acquired disabilities (the "Project").
B.
Owner presently intends the Project will include approximately 30, 2- and 3 bedroom homes built around a multi-purpose center house inside a fenced parcel of approximately five acres, and be located in Maricopa County, Arizona; and further, that Owner will sell title to each of the 30 homes to interested buyers at prices to be determined by Owner.

C.
Owner desires to retain ECC to oversee all aspects of the Project, including but not limited to negotiation, due diligence investigation and acquisition of the property, construction of the Project, act as a liaison between Owner and all architects, engineers, lawyers, contractors, suppliers, brokers, purchasers and government agencies and provide Owner with construction management services regarding the Project as herein provided.

NOW THEREFORE, in consideration of the foregoing and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1.  CONSTRUCTION MANAGEMENT

1.1           Construction Manager.  Owner does hereby employ ECC as its primary construction manager for the Project.  ECC shall oversee all aspects of the Project, including but not limited to negotiation and acquisition of the property, construction of the Project, act as a liaison between Owner and all architects, engineers, contractors, suppliers, brokers, purchasers and government agencies regarding the Project and provide Owner with construction management services including ensuring qualified engineers, architects, lawyers, contractors, project managers, brokers and suppliers are used, monitoring construction schedules, on-site construction inspection, monitoring compliance with plans and specifications, reviewing change orders, contract administration, providing Owner with status updates and such other management services related to the Project as is reasonably necessary to ensure completion of the Project (the "Services").

1.2           Management Fee and Costs.   Owner shall pay to ECC a fixed management fee equal to $400,000, which shall be payable in monthly installments during the projected duration of the Project.  ECC's fees for its Services shall be invoiced to Owner and shall be payable by Owner to ECC within thirty (30) days of the date of the invoice.  Invoices not paid within such thirty (30) day time period shall bear interest at the lesser of eighteen percent (18%) or the maximum contract rate of interest allowable by law.  In addition to the management fee, Owner shall reimburse ECC for the reasonable costs it actually incurs, including travel and subsistence expenses of personnel; transportation; rental of temporary facilities; reproduction costs; facsimile transmissions and long-distance telephone calls; postage and express delivery charges; telephone service and petty cash expense of the site office; that portion of reasonable premiums for insurance and bonds directly attributable to this Agreement; sale, use or similar taxes imposted by a governmental authority which are related to the Project and for which ECC is liable; and other costs approved by the Owner.

1.3           Closing Fee.  Upon the successful closing of the final transaction(s) acquiring the parcel(s) upon which the Project shall be built, Owner shall pay ECC the lump sum of $50,000.

1.4.           Commissions.  ECC may act as a real estate broker in the Owner’s purchase of real property and in the sale of finished homes and, in the latter event, Owner shall pay ECC reasonable sales commissions; provided, however, that the amount of such commissions shall be commensurate with commissions commonly paid by similarly situated sellers.

1.5           Indemnity.  Owner recognizes and agrees that it is solely responsible for the design, development, construction and selling costs of the Project including without limitation the costs of legal, architectural, engineering, construction, brokering and suppliers of goods and services rendered by third parties in connection with the Project and Owner shall, at Owner's sole expense, indemnify, defend and hold ECC harmless of, from and against any and all such costs. This Section 1.3 shall survive the termination or expiration of this Agreement.

1.6           Termination.  This Agreement shall remain in effect until the Project is completed or abandoned and may be terminated by either party prior to such time upon thirty (30) days written notice to the other party or immediately upon mutual written consent of the parties.

1.7           Ownership of Work Product.

(a)           All deliverables, materials, information, inventions, designs, drawings, plans, specifications, works of authorship, computer program code, audiovisual works, characters, and other expressions or items accumulated, authored, made, conceived, developed or first reduced to practice by ECC in its performance of the Services (collectively, the "Results"), together with all patent, copyright and other proprietary rights associated with ownership of such items, shall be the exclusive property of Owner and shall be promptly disclosed and furnished to Owner by ECC.  To the full extent permitted by applicable law, such Results shall be "work made for hire".  To the extent any Results are not "work made for hire", ECC hereby assigns to Owner, without separate compensation, all right, title and interest in and to the Results together with all associated United States and foreign patent, copyright, trade secret and other proprietary rights, including, without limitation, the rights of registrations and renewal.  In addition, ECC hereby waives and releases any and all moral rights and rights of restraint that ECC may possess in or to any Results.

(b)           ECC shall take, at Owner's expense, all actions during or after the performance of the Services reasonably requested by Company for the implementation of this Section 1.5 or to evidence, perfect or protect Owner's ownership of the Results and associated proprietary rights (including, without limitation, the execution, acknowledgment and delivery of instruments of conveyance, copyright, patent, trademark or other proprietary right registration applications or other documents).

1.8.           Third-Party Trade Secrets.  ECC will not disclose to Owner or use in its work any trade secrets, inventions or confidential information of a third party which ECC is not lawfully entitled to disclose or use.

1.9           Time and Place of Work.  ECC shall have control over the times at which ECC personnel perform Services.  ECC shall use reasonable efforts to complete requested services by any deadlines imposed by Company.  ECC may perform services at such locations as ECC may choose, provided that ECC has access to all necessary data.  ECC shall be reasonably available by telephone.

SECTION 2.  GENERAL PROVISIONS

2.1           Binding Effect. Subject to any provision hereof restricting assignment, this Agreement shall be binding upon and inure to the benefit of the executing parties and their respective successors and assigns.

2.2           Costs and Attorneys' Fees.  If any party to this Agreement brings or commences any legal action or proceeding to enforce any of the terms of this Agreement (or for damages by reason of an alleged breach of this Agreement), the prevailing party in such action shall be entitled to recovery of all costs and expenses of litigation, including reasonable attorneys' fees and costs, as part of its judgment. The prevailing party shall also be entitled to recovery of all costs and expenses, including reasonable attorneys' fees, in enforcing any judgment awarded to it.

2.3           Relationship of Parties. Nothing contained in this Agreement shall be deemed or construed, either by the parties hereto or by any third party, to create any partnership, joint venture or other association between Owner and ECC.

2.4           Notices.  All notices, including deliveries of documentation (i.e., plans and contracts) for review and approval herein shall be sent by either personal delivery, a reputable overnight courier which keeps receipts of delivery (such as UPS or Federal Express), or through the facilities of the United States Post Office, postage prepaid, certified or registered mail, return receipt requested. Any such notice shall be effective upon delivery, if delivered by personal delivery or overnight courier, and seventy-two (72) hours after dispatch, if mailed in accordance with the above. Notices to the respective parties shall be sent to the following addresses unless written notice of a change of address has been previously given pursuant hereto:

To Owner:	To ECC:

Luna Azul Development Fund, LLC	ECC Management, LLC
145550 N. Frank Lloyd Wright Blvd.	14550 N. Frank Lloyd Wright Blvd.
Suite 200	Suite 200
Scottsdale, Arizona 85260	Scottsdale, Arizona 85260
Attn: Manager	Attn: Manager

2.5            Consents.  Whenever in this Agreement a party is, or may be, called upon to give its consent or approval to any action, except as otherwise specifically provided herein, the consent or approval shall not be unreasonably withheld or delayed.

2.6            Entire Agreement; Modification.  This Agreement (including the Recitals set forth at the beginning of this Agreement, all of which are incorporated herein by this reference) embodies and constitutes the entire understanding between the parties with respect to the transaction contemplated herein. All prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, discharged, or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

2.7            Applicable Law.  This Agreement shall be governed by, and construed in accordance with, the laws of Arizona.

2.8            Headings.  Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

2.9            Interpretation.  Whenever the context hereof shall so require, the singular shall include the plural, the male gender shall include the female gender and the neuter, and vice versa, and the use of the terms "include," "includes" and "including" shall be without limitation to the items which follow.

2.10          Severability.  In case any one or more of the provisions hereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

2.11          Joint Drafting. The parties acknowledge that each has played an equal part in the negotiation and drafting of this Agreement, and in the event any ambiguities should be realized in the construction or interpretation of this Agreement, such ambiguities shall not be construed against either party solely on account of authorship.

2.12          Time is of the Essence.  The parties acknowledge that time is of the essence for each time and date specifically set forth in this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

	LUNA AZUL DEVELOPMENT FUND, LLC	(“Owner”)

L.A. Management, LLC, Manager

By:
Mark Roth, Manager

	ECC MANAGEMENT, LLC	(“ECC”)

By:
Eric Gruber, Manager